UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Medtronic, Inc.

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710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: 763-514-4000

July 16, 2010

Dear Shareholder:

Please join us for our Annual Meeting of Shareholders on Wednesday, August 25, 2010, at 10:30 a.m. (Central Daylight Time) at Medtronic’s World Headquarters, 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be conducted at the meeting and details regarding admission to the meeting. We also will report on matters of current interest to our shareholders.

We invite you to join us beginning at 9:30 a.m. to view Medtronic’s interactive product displays. Product specialists will be available to answer your questions before and after the Annual Meeting.

Your vote is important. Whether you own a few shares or many, it is important that your shares are represented. If you cannot attend the Annual Meeting in person, you may vote your shares by internet or by telephone, or, if this proxy statement was mailed to you, by completing and signing the accompanying proxy card and promptly returning it in the envelope provided.

We look forward to seeing you at the Annual Meeting.

Sincerely,

William A. Hawkins
Chairman and Chief Executive Officer

Alleviating Pain, Restoring Health, Extending Life

MEDTRONIC, INC.
NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TIME	10:30 a.m. (Central Daylight Time) on Wednesday, August 25, 2010.

PLACE	Medtronic World Headquarters 710 Medtronic Parkway Minneapolis (Fridley), Minnesota 55432

ITEMS OF BUSINESS	1. To elect eleven directors for a one year term.

2. To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.

3. To consider such other business as may properly come before the Annual Meeting and any adjournment thereof.

RECORD DATE	You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 28, 2010.

VOTING BY PROXY	It is important that your shares be represented and voted at the Annual Meeting. Please vote in one of these three ways:

1. VOTE BY INTERNET, by going to the web address http://www.proxyvote.com and following the instructions for Internet voting shown on the accompanying proxy card or internet notice you received,

2. VOTE BY TELEPHONE, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the accompanying proxy card, or

3.  VOTE BY PROXY CARD, if you received a paper copy of the proxy statement, by completing, signing, dating and mailing the accompanying proxy card in the envelope provided. If you vote by internet or telephone, please do not mail your proxy card.

ANNUAL REPORT	Medtronic’s 2010 Annual Report is available at http://www.proxyvote.com and at http://www.medtronic.com/annualmeeting.

ADMISSION POLICY	If you wish to attend the Annual Meeting, you must bring a proxy card or proof of identification to gain entrance to the meeting.

By Order of the Board of Directors,

D. Cameron Findlay
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
Be Held on August 25, 2010. The Proxy Statement and 2010 Annual Report to Shareholders are
available at http://www.medtronic.com/annualmeeting.

710 Medtronic Parkway
Minneapolis, Minnesota 55432
Telephone: 763-514-4000

PROXY STATEMENT
Annual Meeting of Shareholders
August 25, 2010

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Medtronic, Inc. (“Medtronic”) of proxies to be voted at Medtronic’s Annual Meeting of Shareholders to be held on August 25, 2010, and at any adjournment of the meeting. The proxy materials were either made available to you over the internet or mailed to you beginning on or about July 16, 2010.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

There are two proposals scheduled to be voted on at the meeting:

•	Election of eleven directors, each for a one year term; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2011.

How can I receive proxy materials?

Under rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of proxy materials to each shareholder. On or about July 16, 2010, we began mailing to our shareholders (other than those who previously requested electronic or paper delivery) a “Notice of Internet Availability of Proxy Materials” (the “Notice”) containing instructions on how to access this proxy statement and our annual report for the fiscal year ended April 30, 2010 online. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet. If you previously requested electronic delivery, you will still receive an e-mail providing you the Notice, and if you previously requested paper delivery, you will still receive a paper copy of the proxy materials by mail.

Finally, you can receive a copy of our proxy materials by following the instructions (contained in the Notice) regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made by internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by email at sendmaterial@proxyvote.com by sending a blank email with your control number in the subject line.

Who is entitled to vote?

Shareholders as of the close of business on June 28, 2010 (the “Record Date”), may vote at the Annual Meeting. You have one vote for each share of common stock you held on the Record Date, including shares:

•	Held directly in your name as “shareholder of record” (also referred to as registered shareholder);

•	Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Credited to your account in the Medtronic, Inc. Savings and Investment Plan.

What constitutes a quorum?

A majority of the outstanding shares entitled to vote, present or represented by proxy, constitutes a quorum for the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes” (described below) are counted as present and entitled to vote for purposes of determining a quorum. On the Record Date, 1,082,964,371 shares of Medtronic common stock were outstanding and entitled to vote.

How many votes are required to approve each proposal?

Provided that a majority of our shares entitled to vote is present at the Annual Meeting (in person or by proxy), the eleven candidates for election who receive a plurality vote of the shares present and entitled to vote in the affirmative will be elected. Proposal 2 requires the affirmative vote of a majority of the shares present and entitled to vote.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against the proposal. If you grant a proxy by telephone or internet without voting instructions, or sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and the other proposal.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a broker non-vote). Shares constituting broker non-votes are not counted or deemed to be present in person or by proxy for the purpose of voting on a non-routine matter at the Annual Meeting and, therefore, are not counted for the purpose of determining whether shareholders have approved the election of directors in proposal 1, because the election of directors is considered a non-routine matter. If you do not provide voting instructions to your broker, your broker will have discretion to vote your shares on proposal 2, because the ratification of auditor appointment is considered a routine matter. Broker non-votes are counted as present for the purpose of determining a quorum at the Annual Meeting.

How does the Board recommend that I vote?

Medtronic’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board for a one year term; and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm for fiscal year 2011.

How do I vote my shares without attending the meeting?

If you are a shareholder of record or hold shares through a Medtronic stock plan, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:

•	By Internet or Telephone — If you have internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card or Notice no later than 11:59 p.m., Eastern Daylight Time, on August 24, 2010 (or, for shares held through the Medtronic, Inc. Savings and Investment Plan and the Medtronic Puerto Rico Employees’ Savings and Investment Plan, no later than 11:59 p.m., Eastern Daylight Time, on August 19, 2010). If you vote by internet or telephone, you need not return your proxy card.

•	By Mail — If you received a paper copy of the proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, bring the accompanying proxy card (if you received a paper copy of the proxy statement) or proof of identification. You may vote shares held in street name only if you obtain a signed proxy from the record holder (broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.

What does it mean if I receive more than one proxy card or Notice?

It generally means you hold shares registered in more than one account. If you received a paper copy of the proxy statement and you vote by mail, sign and return each proxy card. Or, if you vote by internet or telephone, vote once for each proxy card and/or Notice you receive. If you have received more than one Notice, vote once for each Notice that you receive.

May I change my vote?

Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy, prior to the Annual Meeting, by:

•	Sending a written statement to that effect to the Corporate Secretary of Medtronic;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•	Voting in person at the Annual Meeting and by filing a written notice of termination of the prior appointment of a proxy with Medtronic, or by filing a new written appointment of a proxy with Medtronic.

Can I receive future proxy materials electronically?

Yes. If you are a shareholder of record or hold shares through a Medtronic stock plan and you have received a paper copy of the proxy materials, you may elect to receive future proxy statements and annual reports online as described in the next paragraph. If you elect this feature, you will receive an email message notifying you when the materials are available, along with a web address for viewing the materials. If you received this proxy statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.

Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.medtronic.com;

•	Click on Investors;

•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and

•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As is customary with internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting.

What are the costs and benefits of electronic delivery of Annual Meeting materials?

There is no cost to you for electronic delivery. You may incur the usual expenses associated with internet access as charged by your internet service provider. Electronic delivery ensures quicker delivery, allows you to print the materials at your computer and makes it convenient to vote your shares online. Electronic delivery also conserves natural resources and saves Medtronic significant printing, postage and processing costs.

PROPOSAL 1 — ELECTION OF DIRECTORS

Directors and Nominees

Directors whose term of office is expiring shall be elected annually for terms of one year. Each of Richard H. Anderson, David L. Calhoun, Victor J. Dzau, M.D., William A. Hawkins, Shirley Ann Jackson, Ph.D., James T. Lenehan, Denise M. O’Leary, Kendall J. Powell, Robert C. Pozen, Jean-Pierre Rosso and Jack W. Schuler has been nominated for re-election to the Board to serve until the 2011 Annual Meeting and until their successors are elected and qualified. All of the nominees are currently directors, and were previously elected to the Board of Directors by shareholders.

All of the nominees have consented to being named as a nominee in this proxy statement and have indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

A plurality of votes cast is required for the election of directors. However, under the Medtronic Principles of Corporate Governance, any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board of Directors) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will, within five business days of the certification of the shareholder vote by the inspector of elections, tender a written offer to resign from the Board of Directors. The Corporate Governance Committee will promptly consider the resignation offer and recommend to the Board of Directors whether or not to accept it. The Corporate Governance Committee will consider all factors its members deem relevant in considering whether to recommend acceptance or rejection of the resignation offer, including, without limitation:

•	the perceived reasons why shareholders withheld votes;

•	the length of service and qualifications of the director;

•	the director’s contributions to Medtronic;

•	Medtronic’s compliance with securities exchange listing standards;

•	possible contractual ramifications in the event the director in question is a management director;

•	the purpose and provisions of the Medtronic Principles of Corporate Governance; and

•	the best interests of Medtronic and its shareholders.

If a director’s resignation is accepted, the Corporate Governance Committee will recommend to the Board of Directors whether to fill the vacancy on the Board created by the resignation or reduce the size of the Board. Any director who tenders his or her offer to resign pursuant to this policy shall not participate in the Corporate Governance Committee or Board deliberations regarding whether to accept the offer of resignation. The Board will act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote, which may include, without limitation:

•	acceptance of the offer of resignation;

•	adoption of measures intended to address the perceived issues underlying the Majority Withheld Vote; or

•	rejection of the resignation offer.

Thereafter, the Board of Directors will disclose its decision to accept the resignation offer or the reasons for rejecting the offer, if applicable, on a Current Report on Form 8-K to be filed with the SEC within four business days of the date of the Board’s final determination.

NOMINEES FOR DIRECTORS FOR ONE-YEAR TERMS ENDING IN 2011:

RICHARD H. ANDERSON Chief Executive Officer Delta Air Lines, Inc.	Director since 2002 age 55

Mr. Anderson has been Chief Executive Officer of Delta Air Lines, Inc. since September 2007. He was Executive Vice President of UnitedHealth Group Incorporated and President, Commercial Services Group, of UnitedHealth Group Incorporated from December 2006 to September 2007, Executive Vice President of UnitedHealth Group from November 2004 until December 2006 and Chief Executive Officer of its Ingenix subsidiary from December 2004 until December 2006. Mr. Anderson was Chief Executive Officer of Northwest Airlines Corporation from February 2001 to November 2004. Northwest Airlines Corporation filed for bankruptcy in September 2005, which is within two years of Mr. Anderson serving as an executive officer of Northwest Airlines Corporation. Mr. Anderson serves on the board of directors of Delta Air Lines, Inc. Within the past five years, Mr. Anderson also served as a director of Xcel Energy, Inc.

Qualifications: Mr. Anderson’s qualifications to serve on our Board include his over 20 years of business, operational and executive management experience. He also serves on the board of directors of another public company. Mr. Anderson’s extensive experience, including within the healthcare industry and for Fortune 500 companies, permits him to contribute valuable strategic management and risk assessment insight to Medtronic.

DAVID L. CALHOUN Chairman and Chief Executive Officer The Nielsen Company	Director since 2007 age 53

Mr. Calhoun was appointed Chairman of the Executive Board and Chief Executive Officer of The Nielsen Company on August 23, 2006. Prior to joining The Nielson Company, Mr. Calhoun served as Vice Chairman of General Electric Company and President & Chief Executive Officer, GE Infrastructure. Before that, Mr. Calhoun served as President and Chief Executive Officer of GE Aircraft Engines; President and Chief Executive Officer of Employers Reinsurance Corporation; President and Chief Executive Officer of GE Lighting; President and Chief Executive Officer of GE Transportation Systems; and Chief Executive Officer of GE Transportation. Mr. Calhoun is also a director of The Boeing Company.

Qualifications: Mr. Calhoun’s qualifications to serve on our Board include many years of business, operational and management experience, including in the manufacturing industry. He also serves on the board of directors of another public company. Additionally, his experience brings executive decision making and strategic skills to our Board as well as financial acumen as an “audit committee financial expert” as defined by SEC rules.

VICTOR J. DZAU, M.D Chancellor of Health Affairs Duke University	Director since 2008 age 64

Dr. Dzau has served as Chancellor for Health Affairs at Duke University and President and Chief Executive Officer of the Duke University Health System since July 2004. From July 1996 until September 2004, he was the Hersey Professor of Theory and Practice of Medicine at the Harvard Medical School and Chair of the Department of Medicine, Physician in Chief and Director of Research at Brigham and Women’s Hospital. He is the previous Chairman of the National Institutes of Health (NIH) Cardiovascular Disease Advisory Committee and served on the Advisory Committee to the Director of the NIH. Dr. Dzau is a member of the Institute of Medicine. He currently serves as a director of Alnylam Pharmaceuticals, Inc., Duke University Health System, PepsiCo, Inc. and Genzyme Corporation. Within the past five years, Dr. Dzau also served as a director of Corgentech Inc. (now Anesiva, Inc.).

Qualifications: Dr. Dzau’s qualifications to serve on our Board include extensive experience in the medical field, including senior positions with a number of research universities and organizations. He also serves on the board of directors of a number of public companies. Dr. Dzau has a deep understanding of physicians and other health care providers who are central to the use and development of our products.

WILLIAM A. HAWKINS Chairman and Chief Executive Officer Medtronic	Director since 2007 age 56

Mr. Hawkins has been a director of Medtronic since March 2007 and Chairman and Chief Executive Officer since August 2008. He served as President and Chief Executive Officer of Medtronic since August 2007, and prior to that as the President and Chief Operating Officer of Medtronic from May 2004 to August 2007. He served as Senior Vice President and President, Medtronic Vascular, from January 2002 to May 2004. He served as President and Chief Executive Officer of Novoste Corporation from 1998 to 2002. Mr. Hawkins serves on the board of visitors for the Duke University School of Engineering and the board of directors for the Guthrie Theater and the University of Minnesota Foundation. Within the past five years, Mr. Hawkins also served as a director of Deluxe Corporation.

Qualifications: Mr. Hawkins’s qualifications to serve on our Board include over three decades of business and operational experience in the medical industry, including his current position as Chairman and Chief Executive Officer of Medtronic. His thorough and extensive knowledge of our operations, values and culture as well as a deep understanding of the issues and complexities we face at each level of our business units make Mr. Hawkins a valuable and qualified nominee with critical analytical, strategic and risk assessment skills.

SHIRLEY ANN JACKSON, Ph.D. President of Rensselaer Polytechnic Institute	Director since 2002 age 63

Dr. Jackson has been President of Rensselaer Polytechnic Institute since July 1999. She was Chair of the U.S. Nuclear Regulatory Commission from July 1995 to July 1999; and Professor of Physics at Rutgers University and consultant to AT&T Bell Laboratories from 1991 to 1995. She is a member of the National Academy of Engineering and the American Philosophical Society and a Fellow of the American Academy of Arts and Sciences, the American Association for the Advancement of Science, and the American Physical Society. She is a trustee of the Brookings Institution, a Life Trustee of M.I.T. and a member of the Council on Foreign Relations. She is also a director of Federal Express Corporation, Marathon Oil Corporation, Public Service Enterprise Group and International Business Machines Corporation. Within the past five years, Dr. Jackson also served as a director of NYSE Euronext and U.S. Steele Corporation.

Qualifications: Dr. Jackson’s qualifications to serve on our Board include her leadership experience within a number of educational organizations, including those that bring technological innovation to the marketplace. She also served as chairwoman of the Nuclear Regulatory Commission under President Clinton. In addition, Dr. Jackson serves on the board of directors of a number of public companies and has accumulated over 30 years of audit, compensation, governance and nominating committee experience, including as chair. Her leadership, strategic and innovative insight makes her a valuable contributor to our Board. Additionally, Dr. Jackson qualifies as an “audit committee financial expert” as defined by SEC rules.

JAMES T. LENEHAN Financial Consultant and Retired Vice Chairman and President of Johnson & Johnson	Director since 2007 age 61

Mr. Lenehan served as President of Johnson & Johnson from 2002 until June 2004 and retired after 28 years of service; Vice Chairman of Johnson & Johnson from August 2000 until June 2004; Worldwide Chairman of Johnson & Johnson’s Medical Devices and Diagnostics Group from 1999 until he became Vice Chairman of the Board; and was previously Worldwide Chairman, Consumer Pharmaceuticals & Professional Group. Mr. Lenehan has been a financial consultant since October 2004. Mr. Lenehan is a director of Talecris Biotherapeutics Inc., Aton Pharma Inc. and Imacor, Inc. Within the past five years, Mr. Lenehan also served as a director of Blacklight Power, Inc.

Qualifications: Mr. Lenehan’s qualifications to serve on our Board include 28 years of business, operational and management experience in medical device, pharmaceutical, biotherapeutics and related industries. He also serves on the board of directors of another public company. His leadership and financial experience makes his input valuable to Medtronic. Additionally, Mr. Lenehan qualifies as an “audit committee financial expert” as defined by SEC rules.

DENISE M. O’LEARY Private Venture Capital Investor	Director since 2000 age 53

Ms. O’Leary has been a private venture capital investor in a variety of early stage companies since 1996. Ms. O’Leary is also a director of US Airways Group, Inc. and Calpine Corporation. She is a director of Lucile Packard Children’s Hospital and Stanford Hospitals and Clinics, where she was chair of the board from 2000 through 2005. She was a member of the Stanford University Board of Trustees from 1996 through 2006, where she chaired the Committee of the Medical Center for that period. Within the past five years, Ms. O’Leary also served as a director of America West Holdings Corporation (the parent of America West Airlines) and Chiron Corporation (acquired by Novartis in 2006).

Qualifications: Ms. O’Leary’s qualifications to serve on our Board include her extensive experience with companies at a variety of stages and her success as an investor. She also serves on the board of directors of other public companies. Her financial expertise, experience in the oversight of risk management, and a thorough knowledge and understanding of capital markets provides valuable insight with regard to corporate governance and financial matters. Additionally, Ms. O’Leary qualifies as an “audit committee financial expert” as defined by SEC rules.

KENDALL J. POWELL Chairman and Chief Executive Officer General Mills	Director since 2007 age 56

Mr. Powell has been Chairman of General Mills, Inc. since May 2008 and Chief Executive Officer of General Mills, Inc. since September 2007. Prior to that he was President and Chief Operating Officer and he has been a director of General Mills, Inc. since June 2006; Executive Vice President and Chief Operating Officer, U.S. Retail from May 2005 to June 2006; Executive Vice President of General Mills, Inc. from August 2004 to May 2005. From September 1999 to August 2004, Mr. Powell was Chief Executive Officer of Cereal Partners Worldwide, a joint venture of General Mills, Inc. and the Nestle Corporation. Mr. Powell joined General Mills in 1979. Mr. Powell also serves on the boards of Cereal Partners Worldwide, the Twin Cities United Way and the Minnesota Early Learning Foundation.

Qualifications: Mr. Powell’s qualifications to serve on our Board include over three decades of business, operational and management experience. Mr. Powell also serves on the board of directors of another public company. His extensive marketing and executive decision making experience and corporate governance work make Mr. Powell a valuable director.

ROBERT C. POZEN Chairman, MFS Investment Management	Director since 2004 age 63

Mr. Pozen has been Chairman of MFS Investment Management and a director of MFS Mutual Funds since February 2004 and previously was Secretary of Economic Affairs for the Commonwealth of Massachusetts in 2003. Mr. Pozen was also John Olin Visiting Professor, Harvard Law School, from 2002 to 2003; Vice Chairman of Fidelity Investments from June 2000 to December 2001 and President of Fidelity Management & Research from April 1997 to December 2001. From August 2007 to August 2008, he was the chairman of the SEC Advisory Committee on Improvements to Financial Reporting and since January 2008, he has been a senior lecturer at Harvard Business School. Mr. Pozen also serves on the board of The Nielsen Company and as an advisor to Gelesis, Inc. Within the past five years, Mr. Pozen also served as a director of BCE Inc., the parent company of Bell Canada.

Qualifications: Mr. Pozen’s qualifications to serve on our Board include his many successful investing experiences. He also served on President George W. Bush’s Commission to Strengthen Social Security and served as Secretary of Economic Affairs for Massachusetts Governor Mitt Romney. His extensive financial knowledge, previous performance as a board member, and years of work in corporate governance make Mr. Pozen a qualified and valuable director. Additionally, Mr. Pozen qualifies as an “audit committee financial expert” as defined by SEC rules.

JEAN-PIERRE ROSSO Chairman, World Economic Forum USA	Director since 1998 age 70

Mr. Rosso has been Chairman of World Economic Forum USA since April 2006. Mr. Rosso served as Chairman of CNH Global N.V. from November 1999 until his retirement in May 2004; was Chief Executive Officer of CNH Global N.V. from November 1999 to November 2000; and Chief Executive Officer of Case Corporation from April 1994 to November 1999 and Chairman from March 1996 to November 1996. He is also a director of Bombardier Inc. Within the past five years, Mr. Rosso also served as a director of Eurazeo and ADC Telecommunications, Inc.

Qualifications: Mr. Rosso’s qualifications to serve on our Board include his management and leadership skills, including within multinational organizations and now with the World Economic Forum USA. He also serves on the board of directors of another public company. Mr. Rosso brings to the Board decades of leadership experience with an extensive knowledge of corporate governance, international operations and risk management.

JACK W. SCHULER Co-Founder of Crabtree Partners	Director since 1990 age 69

Mr. Schuler has been a director of Stericycle, Inc. since March 1990; President and Chief Operating Officer of Abbott Laboratories from January 1987 to August 1989; and a director of that company from April 1985 to August 1989. Mr. Schuler is a director of Quidel Corporation and Elan Corporation, plc and a co-founder of Crabtree Partners. Within the past five years, Mr. Schuler also served as a director of Ventana Medical Systems, Inc. and ICOS Corporation.

Qualifications: Mr. Schuler’s qualifications to serve on our Board include his nearly 40 years of management and strategic experience as a successful investor, entrepreneur and executive in the healthcare industry. He also serves on the board of directors of other public companies. His extensive knowledge of corporate leadership, governance and the healthcare industry make Mr. Schuler a valued director.

THE BOARD RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES.

Director Independence

Under the New York Stock Exchange Corporate Governance Standards, to be considered independent, a director must be determined to have no material relationship with Medtronic other than as a director. The Board of Directors has determined that the following directors, comprising all of our non-management directors, are independent under the New York Stock Exchange Corporate Governance Standards: Messrs. Anderson, Calhoun, Lenehan, Powell, Pozen, Rosso and Schuler, Drs. Dzau and Jackson and Ms. O’Leary. In making this determination, the Board considered its Director Independence Standards, which correspond to the New York Stock Exchange standards on independence. These standards identify types of relationships that are categorically immaterial and do not, by themselves, preclude the directors from being independent. The types of relationships and the directors who have had such relationships include:

•	having an immediate family member who is, or has recently been, employed by Medtronic other than as an executive officer (Mr. Schuler);

•	being a current employee of an entity that has made payments to, or received payments from, Medtronic for property or services (Messrs. Anderson, Rosso and Schuler and Drs. Dzau and Jackson); and

•	being an employee of a non-profit organization to which Medtronic or The Medtronic Foundation has made contributions (Dr. Dzau).

All of the relationships of the types listed above were entered into, and payments were made or received, by Medtronic in the ordinary course of business and on competitive terms. Aggregate payments to, transactions with or discretionary charitable contributions to each of the relevant organizations did not exceed the greater of $200,000 or 2% of that organization’s consolidated gross revenues for that organization’s last three fiscal years.

In addition, the Board considered relationships consistent with its Director Independence Standards in which the director had a further removed relationship with the relevant third party. This included the director being a director (rather than an employee or executive officer) of a Medtronic vendor or purchaser of Medtronic’s products in which aggregate payments to, transactions with or discretionary charitable contributions to the relevant third party did not exceed the greater of $200,000 or 2% of that organization’s consolidated gross revenues for that organization’s last three fiscal years. This also included a director’s spouse who was a consultant but not an employee of The Medtronic Foundation and payments to the spouse did not exceed $100,000. The Board of Directors determined that none of the relationships were material. All of the relationships were entered into, and payments were made or received, by Medtronic in the ordinary course of business and on competitive terms.

Dr. Dzau is Chancellor of Health Affairs at Duke University. Medtronic is party to an agreement with Duke University to collaboratively research, develop and commercialize therapies to treat Hepatitis C, which was entered into before Dr. Dzau became a director of Medtronic. Dr. Dzau is a director of Alnylam Pharmaceuticals, Inc. (“Alnylam”). Medtronic is party to an agreement with Alnylam to collaboratively research opportunities in the area of neurodegenerative disorders. The parties have a research program targeting Huntington’s disease, and may expand their collaboration in the future with other research programs for diseases such as Alzheimer’s and Parkinson’s. In addition, Dr. Dzau is a director of Genzyme Corporation (“Genzyme”). Medtronic and Genzyme each own 50% of a limited liability company, which was formed before Dr. Dzau became a director of Medtronic, for the research, development and commercialization of therapies involving the local delivery of myoblast biologics in order to produce a myogenic and angiogenic result in the human heart. Currently, the company is still in the research phase of any potential therapies. The Board determined that these relationships were not material. Medtronic’s business relationships with Duke University, Alnylam and Genzyme are maintained on an arm’s length basis. Neither Dr. Dzau nor the institutions with which he is affiliated are given special treatment in these relationships, Dr. Dzau does not participate in negotiations or approvals regarding the relationships, and Medtronic makes no payments to Dr. Dzau other than in connection with his service as a director. In addition, pursuant to the New York Stock Exchange Corporate Governance Standards for evaluating director independence, the Board determined that none of the amounts paid in connection with the relationships are at a level that would compromise Dr. Dzau’s independence.

Mr. Pozen is Chairman of MFS Investment Management (“MFS”), which manages money for MFS mutual funds and other accounts, any of which may from time to time buy or sell Medtronic stock. The Board determined that this relationship is not material. Mr. Pozen has no involvement with these transactions and there is an informational barrier between him and the rest of MFS with regard to Medtronic stock.

Related Transactions and Other Matters

In January 2007, the Board of Directors of Medtronic adopted written related party transaction policies and procedures. The policies require that all “interested transactions” (as defined below) between Medtronic and a “related party” (as defined below) are subject to approval or ratification by the Corporate Governance Committee. In determining whether to approve or ratify such transactions, the Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Corporate Governance Committee has reviewed a list of interested transactions and deemed them to be pre-approved or ratified. Also, the Board of Directors has delegated to the chair of the Corporate Governance Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policies provide that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Corporate Governance Committee.

Under the policies, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	Medtronic is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•	person who is or was (since the beginning of the last fiscal year for which Medtronic has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of Medtronic’s common stock; or

•	immediate family member of any of the foregoing.

During fiscal year 2010, Tino Schuler, a son of director Jack W. Schuler, was employed by Medtronic as one of a number of marketing directors focused on Medtronic’s core ear, nose and throat product lines reporting to a Vice President, Marketing of Medtronic’s core ear, nose and throat product lines. Mr. Tino Schuler worked for Xomed Surgical Products, Inc. (“Xomed”) beginning in August 1993, and Xomed, the predecessor to our core ear, nose and throat business, was acquired by Medtronic in 1999. In fiscal year 2010, Medtronic’s Surgical Technologies operating segment, which includes the core ear, nose and throat product lines, represented approximately 6% of Medtronic world-wide revenue. Mr. Tino Schuler was paid an aggregate salary and bonus of $244,040 and the standard benefits provided to other non-executive Medtronic employees for his services during fiscal year 2010. Mr. Tino Schuler is not an executive officer of, and does not have a key strategic role within, Medtronic.

Physio-Control, Inc., a subsidiary of Medtronic, and other defendants, including Mr. Hawkins as Chief Executive Officer of Medtronic, entered into a consent decree with the U.S. Food and Drug Administration regarding Physio-Control’s quality system improvements for its external defibrillator products. The decree addresses issues raised by the FDA during inspections of Physio-Control’s quality system processes.

GOVERNANCE OF MEDTRONIC

Our Corporate Governance Principles

The Board of Directors first adopted Principles of Corporate Governance (the “Governance Principles”) in fiscal 1996 and revises these Governance Principles from time to time. The Governance Principles describe Medtronic’s corporate governance practices and policies, and provide a framework for the governance of Medtronic. Among other things, the Governance Principles include the provisions below.

•	A majority of the members of the Board must be independent directors and no more than three directors may be Medtronic employees. Currently one director, Medtronic’s Chairman and Chief Executive Officer, is not independent.

•	Medtronic maintains Audit, Compensation, Corporate Governance and Quality and Technology Committees, which consist entirely of independent directors.

•	The Corporate Governance Committee consists of all the independent directors on the Board and oversees an annual evaluation of the Board. The Nominating Subcommittee of the Corporate Governance Committee evaluates the performance of each director whose term is expiring based on criteria set forth in the Governance Principles.

Our Governance Principles, the charters of our Audit, Compensation, Corporate Governance and Quality and Technology Committees and our codes of conduct are published on our website at www.medtronic.com/corporate-governance/index.htm. These materials are available in print to any shareholder upon request. From time to time the Board reviews and updates these documents as it deems necessary and appropriate.

Lead Director and Chairman; Executive Sessions

Mr. Hawkins, our Chief Executive Officer, also serves as Chairman of the Board. The Board believes that it is appropriate for Mr. Hawkins to serve as Chairman of the Board due to his extensive knowledge of

Medtronic and the medical-device industry in general, which makes him most capable of effectively identifying strategic priorities and providing unified leadership in the execution of strategy.

The Chair of our Corporate Governance Committee, Mr. Kendall J. Powell, is our designated “Lead Director” and presides as chair at meetings of the independent directors. Mr. Powell also suggests agenda items for Board meetings and reviews and approves the agendas for each meeting of the Board of Directors and its Committees. He also presides over the directors’ annual evaluation of the Board and advises Mr. Hawkins on the efficiency of Board meetings, facilitating teamwork and communications between the non-management directors and management. As Lead Director, Mr. Powell also receives all committee materials in addition to those committees upon which he serves.

Six regular meetings of our Board are held each year and at each Board meeting our independent directors meet in executive session with no company management present.

Board Role in Risk Oversight

Our Board of Directors, in exercising its overall responsibility to oversee the management of our business, considers risks generally when reviewing the Company’s strategic plan, financial results, merger and acquisition related activities, legal and regulatory matters and its public filings with the Securities and Exchange Commission. The Board’s risk management oversight includes full and open communications with management to review the adequacy and functionality of the risk management processes used by management. In addition, the Board of Directors uses its committees to assist in its risk oversight responsibility as follows:

•	The Audit Committee assists the Board of Directors in its oversight of the integrity of the financial reporting of the Company and its compliance with applicable legal and regulatory requirements. It also oversees our internal controls and compliance activities. The Audit Committee periodically discusses policies with respect to risk assessment and risk management, including appropriate guidelines and policies to govern the process, as well as the Company’s major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures. It also meets privately with representatives from the Company’s independent registered public accounting firm.

•	The Compensation Committee assists the Board of Directors in its oversight of risk relating to the Company’s assessment of its compensation policies and practices.

•	The Quality and Technology Committee assists the Board of Directors in its oversight of risk relating to product quality and safety and the areas of human and animal studies.

Committees of the Board and Meetings

Our four standing Board committees — Audit, Compensation, Corporate Governance and Quality and Technology — consist solely of independent directors, as defined in the New York Stock Exchange Corporate Governance Standards. Each director attended 75% or more of the total Board and Board committee meetings on which the director served in fiscal year 2010. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the

“Exchange Act”). The following table summarizes the current membership of the Board and each of its standing committees and the number of times each standing committee met during fiscal year 2010.

				Corporate	Quality and
	Board	Audit	Compensation	Governance	Technology
Mr. Anderson	X		Chair	X*

Mr. Calhoun	X	X		X	X

Dr. Dzau	X			X*	X

Mr. Hawkins	Chair

Dr. Jackson	X	X		X	Chair

Mr. Lenehan	X	X		X	X

Ms. O’Leary	X	Chair		X	X

Mr. Powell	X		X	Chair*

Mr. Pozen	X	X		X	X

Mr. Rosso	X		X	X*

Mr. Schuler	X		X	X*

Number of fiscal year 2010 meetings	6	13	8	5	5

*	Denotes member of Nominating Subcommittee, which met 4 times in fiscal year 2010.

The principal functions of our four standing committees — the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Quality and Technology Committee — are described below.

Audit Committee

•	Oversees the integrity of Medtronic’s financial reporting

•	Oversees the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of Medtronic’s internal auditors

•	Oversees Medtronic’s compliance with applicable legal and regulatory requirements

•	Reviews annual audited financial statements with management and Medtronic’s independent registered public accounting firm and recommends to the Board whether the financial statements should be included in our Annual Report on Form 10-K

•	Reviews and discusses with management and Medtronic’s independent registered public accounting firm quarterly financial statements

•	Reviews major issues and changes to Medtronic’s accounting and auditing principles and practices

•	Discusses policies with respect to risk assessment and risk management as well as the major financial and business risk exposures and the steps management has undertaken to monitor and control such exposures

•	Undertakes the appointment, compensation, retention and oversight of the independent registered public accounting firm, which reports directly to the Audit Committee

•	Pre-approves all audit and permitted non-audit services to be provided by the independent registered public accounting firm

•	Reviews, at least annually, a report by the independent registered public accounting firm describing its internal quality-control procedures and any issues raised by the most recent internal quality-control review

•	Meets with the independent registered public accounting firm prior to the audit to review the scope and planning of the audit

•	Reviews the results of the annual audit examination

•	Considers, at least annually, the independence of the independent registered public accounting firm

•	Reviews the adequacy and effectiveness of Medtronic’s internal controls over financial reporting and disclosure controls and procedures

•	Establishes procedures concerning the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters

•	Meets privately in separate executive sessions periodically with management, internal audit and the independent registered public accounting firm

Audit Committee Independence and Financial Experts

In accordance with New York Stock Exchange requirements and SEC Rule 10A-3, all members of the Audit Committee meet the additional independence standards applicable to its members. In addition, all of our current Audit Committee members are audit committee financial experts, as that term is defined in SEC rules.

Audit Committee Pre-Approval Policies

Rules adopted by the SEC require public company audit committees to pre-approve audit and non-audit services provided by a company’s independent registered public accounting firm. Our Audit Committee has adopted detailed pre-approval policies and procedures pursuant to which audit, audit-related, tax and other permissible non-audit services, are pre-approved by category of service. The fees are budgeted, and actual fees versus the budget are monitored throughout the year. During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, we obtain the pre-approval of the Audit Committee before engaging the independent registered public accounting firm. The policies require the Audit Committee to be informed of each service, and the policies do not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Compensation Committee

•	Reviews compensation philosophy and major compensation programs

•	Annually reviews executive compensation programs, annually reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and, based on its own evaluation of performance in light of those goals and objectives as well as input from the Corporate Governance Committee, determines and approves compensation of the Chief Executive Officer and annually approves the total compensation of all other executive officers

•	Administers and makes recommendations to the Board with respect to incentive compensation plans and equity-based compensation plans and approves stock option and other stock incentive awards for senior executive officers

•	Reviews new compensation arrangements and reviews and recommends to the Board employment agreements and severance arrangements for senior executive officers

•	Reviews and discusses with management the Compensation Discussion and Analysis required by the rules of the SEC and recommends to the Board the inclusion of the Compensation Discussion and Analysis in the Company’s annual proxy statement

•	Establishes compensation for directors and recommends changes to the full Board

You should refer to the Compensation Discussion and Analysis on page 25 for additional discussion of the Compensation Committee’s processes and procedures relating to compensation.

Compensation Committee Interlocks and Insider Participation

At the beginning of fiscal year 2010, the members of our Compensation Committee were Richard H. Anderson (Chair), Victor J. Dzau, M.D., Kendall J. Powell, James T. Lenehan and Jack W. Schuler. On August 27, 2009, as part of normal Board committee rotations, Dr. Dzau and Mr. Lenehan moved from the Compensation Committee, and Jean-Pierre Rosso joined. No member of the Compensation Committee during fiscal year 2010 was ever an officer or employee of Medtronic, and no executive officer of Medtronic during fiscal year 2010 served on the compensation committee or board of any company that employed any member of Medtronic’s Compensation Committee or Board.

Compensation Risk Assessment

We conducted a risk assessment of our compensation policies and practices and concluded that such policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The framework for the assessment was developed using materials from Frederic W. Cook & Co., and included a comprehensive internal survey designed to identify material policies and practices to be assessed, a review of the identified compensation plans and practices against the evaluation framework and an identification of mitigating factors with respect to any such risks.

In particular, as a result of the assessment we noted that:

•	Base salaries at Medtronic are generally competitive in the median range and not subject to performance risk and act as a material component of total compensation for most Medtronic employees

•	Incentive plans for senior management and executive officers are appropriately weighted between short-term and long-term performance, and cash and equity compensation, with long-term incentive performance targets being established at the beginning of each of our overlapping three year performance periods to reduce the incentive to maximize performance during any one year

•	Short-term incentive performance goals are recalibrated annually and beginning in fiscal year 2011 will be different than the long-term performance measures

•	Our executives and directors are subject to a three-year retention requirement of 50% to 75% of after-tax profit shares earned from equity compensation plans

•	Medtronic has in place policies designed to recoup improper payments or gains from incentive and equity compensation paid or granted to executives

Corporate Governance Committee

•	Recommends to the Board corporate governance guidelines

•	Leads the Board in its annual review of the Board’s performance

•	Adopts, monitors and recommends to the Board changes to the Governance Principles

•	Recommends to the Board the selection and replacement, if necessary, of the Chief Executive Officer, oversees the evaluation of senior management, and periodically provides input to the Compensation Committee regarding the performance of the Chief Executive Officer in light of goals and objectives set by the Compensation Committee

•	Reviews and determines the philosophy underlying directors’ compensation and remains apprised of the Compensation Committee’s actions in approving executive compensation and the underlying philosophy for it

•	Maintains a Nominating Subcommittee which recommends to the full Corporate Governance Committee criteria for selecting new directors, nominees for Board membership and the positions of Chairman, Chief Executive Officer and Chair of the Corporate Governance Committee and whether a director should be nominated to stand for re-election

The Corporate Governance Committee considers candidates for Board membership, including those suggested by shareholders, applying the same criteria to all candidates. Any shareholder who wishes to recommend a prospective nominee for the Board for consideration by the Corporate Governance Committee shall notify the Corporate Secretary in writing at Medtronic’s offices at 710 Medtronic Parkway, Minneapolis, MN 55432. Any such recommendations should provide whatever supporting material the shareholder considers appropriate, but should at a minimum include such background and biographical material as will enable the Corporate Governance Committee to make an initial determination as to whether the nominee satisfies the criteria for directors set out in the Governance Principles.

If the Corporate Governance Committee identifies a need to replace a current member of the Board, to fill a vacancy in the Board or to expand the size of the Board, the Nominating Subcommittee considers candidates from a variety of sources. The process followed to identify and evaluate candidates includes meetings to evaluate biographical information and background material relating to candidates, and interviews of selected candidates by members of the Board. Recommendations of candidates for inclusion in the Board slate of director nominees are based upon the criteria set forth in Exhibit 4 to the Governance Principles. These criteria include business experience and skills, distinction in their activities, judgment, the ability to commit sufficient time and attention to Board activities and the absence of potential conflicts with Medtronic’s interests. While the Corporate Governance Committee does not have a formal diversity policy for Board membership, the Corporate Governance Committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Corporate Governance Committee considers, among other factors, diversity with respect to viewpoint, skills, experience and community involvement in its evaluation of candidates for Board membership.

After completing interviews and the evaluation process, the Corporate Governance Committee makes a recommendation to the full Board as to persons who should be nominated by the Board. The Board determines the nominees after considering the recommendations and report of the Corporate Governance Committee and such other evaluations as it deems appropriate.

Alternatively, shareholders intending to appear at the Annual Meeting to nominate a candidate for election by the shareholders at the meeting (in cases where the Board does not intend to nominate the candidate or where the Corporate Governance Committee was not requested to consider his or her candidacy) must comply with the procedures in Medtronic’s restated articles of incorporation, which are described under “Other Information — Shareholder Proposals and Director Nominations” on page 65 of this proxy statement.

Quality and Technology Committee

•	Provides assistance to the Board in its oversight of product quality and safety, scientific and technical direction, and human and animal studies

•	Oversees risk management in the area of product quality and safety, including review of Medtronic’s overall quality strategy and processes in place to monitor and control product quality and safety; periodic review of results of product quality and quality system assessments by Medtronic and external regulators (including FDA and various notified bodies); and review of important product quality issues and field actions

•	Oversees the scientific and technical direction of Medtronic, including monitoring of overall effectiveness of research and development and periodic review of Medtronic’s intellectual property portfolio

•	Oversees risk management in the area of human and animal studies, including the periodic review of policies and procedures related to the conduct of human and animal studies

Special Committee

In November 2005, the Board convened a Special Committee, comprised of Jack W. Schuler (Chair), Robert C. Pozen and Jean-Pierre Rosso, to oversee Medtronic’s response to a subpoena received from the Office of the United States Attorney for the District of Massachusetts relating to alleged fraud and abuse and alleged violation of federal Anti-Kickback statutes. For more information about this matter, please see note 17 to Medtronic’s consolidated financial statements for fiscal year 2010.

Annual Meeting of the Shareholders

It is has been the longstanding practice of Medtronic for all directors to attend the Annual Meeting of Shareholders. All directors, except Jean-Pierre Rosso, attended the last Annual Meeting.

Director Compensation

The Director Compensation table reflects all compensation awarded to, earned by or paid to the Company’s non-employee directors during fiscal year 2010. No additional compensation was provided to Mr. Hawkins for his service as a director on the Board.

	Fees Earned or	Stock	Option
Name	Paid in Cash	Awards	Awards	Total

Mr. Anderson	$86,000	$80,008	$17,690	$183,698
Mr. Calhoun	81,000	80,008	17,690	178,698
Dr. Dzau	76,000	80,008	17,690	173,698
Dr. Jackson	91,000	80,008	17,690	188,698
Mr. Lenehan	79,347	80,008	17,690	177,045
Ms. O’Leary	91,000	80,008	17,690	188,698
Mr. Powell	86,000	80,008	17,690	183,698
Mr. Pozen	91,000	80,008	17,690	188,698
Mr. Rosso	87,653	80,008	17,690	185,351
Mr. Schuler	86,000	80,008	17,690	183,698

Fees Earned or Paid in Cash.  The fees earned or paid in cash column represents the amount of annual retainer and annual cash stipend for Board and committee service (prorated for partial year’s service). Due to the economic and business environment, on April 16, 2009, the Board decreased the annual cash retainer portion of the Board’s compensation by five percent from $80,000 in fiscal year 2009 to $76,000 for fiscal year 2010. For fiscal year 2011, the Board reinstated the annual cash retainer to $80,000.

In addition, the Chairs of each of the Compensation, Quality and Technology, and Corporate Governance Committees received an annual cash stipend of $10,000. The Chair of the Audit Committee received a cash stipend of $15,000 and non-chair members received a cash stipend of $5,000. Finally, members of the Special Committee received a cash stipend of $10,000.

The annual cash retainer, annual cash stipend and special committee fees are paid in two installments — in the middle and at the end of a fiscal year. The annual cash retainer and annual cash stipend are reduced by 25% if a non-employee director does not attend at least 75% of the total meetings of the Board and Board committees on which such director served during the relevant plan year. The table on page 14 of this proxy statement under the section entitled “Committees of the Board and Meetings” shows on which committees the individual directors serve.

Stock Awards.  Directors are granted deferred stock units on the first business day of the fiscal year in an amount equal to the annual retainer in effect for the preceding fiscal year (on a pro-rata basis for participants who are directors for less than the entire preceding plan year and reduced by 25% for those directors who failed to attend at least 75% of the applicable meetings during such fiscal year) divided by the fair market value of a share of Medtronic common stock on the date of grant. Dividends paid on Medtronic common stock are credited to a director’s stock unit account in the form of additional stock units. The balance in a director’s stock unit account will be distributed to the director in the form of shares of Medtronic common stock upon resignation or retirement from the Board in a single distribution or, at the director’s option, in five equal annual distributions. The stock awards column represents aggregate grant date fair value of the deferred stock units granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The amounts reported do not match the amounts reported in last year’s proxy statement due to new reporting requirements adopted by the SEC, which require the Company to restate the amounts for these years applying the new grant date fair value methodology.

Option Awards.  Directors are granted stock options on the first business day of the fiscal year in an amount equal to the annual retainer divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). These options expire at the earlier of the tenth anniversary of the date of grant or five years after the holder ceases to be a Medtronic director. If there is an increase in the annual retainer after the annual option award is granted, each director will be automatically granted, as of the date such increase is approved, a supplemental annual option award equal to (1) the amount of such increase divided by (2) the fair market value of a share of Medtronic common stock on the date of grant. On the date he or she first becomes a director, each new non-employee director receives (1) a one-time initial stock option grant for a number of shares of Medtronic common stock equal to two times the amount of the annual retainer, divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of such option); and (2) a pro-rated stock option grant for a number of shares of Medtronic common stock equal to his or her annual retainer (pro-rated based on the number of days remaining in the plan year) divided by the fair market value of a share of Medtronic common stock on the date of grant (which will also be the exercise price of the option). These grants are made on the first business day of the fiscal quarter following the date the director is elected to the Board. Amounts in the option awards column represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (disregarding forfeiture assumptions). The amounts reported do not match the amounts reported in last year’s proxy statement due to new reporting requirements adopted by the SEC, which require the Company to restate the amounts for these years applying the new grant date fair value methodology.

The following table provides the fair value of options granted to the directors for which expense was recognized in fiscal year 2010 and the related assumptions used in the Black-Scholes model:

	Stock Option Grant Date
	April 27,
	2009

Fair value of options granted	$6.62
Assumptions used:
Risk free rate(1)	2.41%
Expected volatility(2)	27.66%
Expected life(3)	6.2	Yrs
Dividend yield(4)	2.74%

(1)	The risk-free rate is based on the grant date yield of a zero-coupon U.S. Treasury bond whose maturity period equals or approximates the option’s expected term.

(2)	The expected volatility is based on a blend of historical volatility and an implied volatility of the Company’s common stock. Implied volatility is based on market traded options of the Company’s common stock.

(3)	The Company analyzes historical employee stock option exercise and termination data to estimate the expected life assumption. The Company calculates the expected life assumption using the midpoint scenario, which combines historical exercise data with hypothetical exercise data, as the Company believes this data currently represents the best estimate of the expected life of the option.

(4)	The dividend yield rate is calculated by dividing the Company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date.

Non-employee directors received the following stock option grants during fiscal year 2010:

	Stock	Grant Date
Name	Options	Fair Value

Mr. Anderson	2,671	$17,690
Mr. Calhoun	2,671	17,690
Dr. Dzau	2,671	17,690
Dr. Jackson	2,671	17,690
Mr. Lenehan	2,671	17,690
Ms. O’Leary	2,671	17,690
Mr. Powell	2,671	17,690
Mr. Pozen	2,671	17,690
Mr. Rosso	2,671	17,690
Mr. Schuler	2,671	17,690

All non-employee director stock options described above vest and are exercisable in full on the date of grant, except that a director initially elected by the Board will not be entitled to exercise any stock option until the director has been elected to the Board by Medtronic’s shareholders. Amounts in the grant date fair value column represent the aggregate fair value of awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation (disregarding forfeiture assumptions).

Stock Holdings.  Non-employee directors held the following restricted stock, stock options, and deferred stock units as of April 30, 2010:

	Restricted	Stock	Deferred
Non-Employee Director	Stock	Options	Stock Units

Mr. Anderson	—	25,747	10,305
Mr. Calhoun	—	8,248	4,090
Dr. Dzau	—	7,823	3,103
Dr. Jackson	—	22,068	11,022
Mr. Lenehan	—	8,658	4,890
Ms. O’Leary	—	41,670	12,144
Mr. Powell	—	8,248	4,128
Mr. Pozen(1)	—	2,671	8,057
Mr. Rosso	—	45,483	13,386
Mr. Schuler	14,702	48,554	14,747

(1)	13,080 stock options were transferred to adult children.

To more closely align their interests with those of shareholders, directors are encouraged, within five years of the date of their election to the Board, to own stock of Medtronic in an amount equal to five times the annual Board retainer fees. In addition, each director must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises or share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and income taxes. For share issuances, net gain shares are those remaining after payment of income taxes. Shares retained may be sold after three years. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement or termination, as applicable.

Deferrals.  Directors may defer all or a portion of their cash compensation through participation in the Medtronic Capital Accumulation Plan Deferral Program, a nonqualified deferred compensation plan designed to allow participants to make contributions of their compensation before taxes are withheld, and to earn returns or incur losses on those contributions based upon allocations of their balances to one or more investment alternatives, which are also investment alternatives that Medtronic offers its employees through its 401(k) Plan.

Complaint Procedure; Communications with Directors

The Sarbanes-Oxley Act of 2002 requires companies to maintain procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place. Our 24-hour, toll-free confidential compliance line is available for the submission of concerns regarding accounting, internal controls or auditing matters. Our independent directors may also be contacted via e-mail at independentdirectors@medtronic.com. Our Lead Director may be contacted via e-mail at leaddirector@medtronic.com. Communications received from shareholders may be forwarded directly to Board members as part of the materials sent before the next regularly scheduled Board meeting, although the Board has authorized management, in its discretion, to forward communications on a more expedited basis if circumstances warrant or to exclude a communication if it is illegal, unduly hostile or threatening or otherwise inappropriate. Advertisements, solicitations for periodical or other subscriptions and other similar communications generally will not be forwarded to the directors.

Our Codes of Conduct

All Medtronic employees, including our Chief Executive Officer and other senior executives, are required to comply with our long-standing Code of Conduct to help ensure that our business is conducted in accordance with the highest standards of moral and ethical behavior. Our Code of Conduct covers all areas of professional conduct, including customer relationships, conflicts of interest, insider trading, intellectual property and confidential information, as well as requiring strict adherence to all laws and regulations applicable to our business. Employees are required to bring any violations and suspected violations of the Code of Conduct to the attention of Medtronic, through management or our legal counsel or by using Medtronic’s confidential compliance line. Our Code of Ethics for Senior Financial Officers, which is a part of the Code of Conduct, includes certain specific policies applicable to our Chief Executive Officer, Chief Financial Officer, Treasurer and Controller and to other senior financial officers designated from time to time by our Chief Executive Officer. These policies relate to internal controls, the public disclosures of Medtronic, violations of the securities or other laws, rules or regulations and conflicts of interest. The members of the Board of Directors are subject to a Code of Business Conduct and Ethics relating to director responsibilities, conflicts of interest, strict adherence to applicable laws and regulations and promotion of ethical behavior.

Our codes of conduct are published on our website, at www.medtronic.com under the Corporate Governance caption in the Investors section, and are available in print to any shareholder who requests them. We intend to disclose future amendments to, or waivers for directors and executive officers of, our codes of conduct on our website promptly following the date of such amendment or waiver.

SHARE OWNERSHIP INFORMATION

Significant Shareholders.  The following table shows information as of June 28, 2010, concerning each person who is known by us to beneficially own more than 5% of our common stock.

		Of Shares Beneficially
		Owned, Amount that
	Amount and Nature of	May Be Acquired	Percent
Name of Beneficial Owner	Beneficial Ownership	Within 60 Days	of Class

Capital World Investors, 333 South Hope Street, Los Angeles, CA 90071(1)	66,631,000	N/A	6.2%
BlackRock, Inc., 40 East 52nd Street, New York, NY 10022(2)	60,109,889	N/A	5.6%

(1)	The information for security ownership of this beneficial owner is based on a Schedule 13G filed by Capital World Investors on February 9, 2010. The shares reported are as a result of Capital World Investors acting as investment advisor to various investment companies. Based upon 1,082,964,371 shares outstanding as of June 28, 2010, the shareholder beneficially owns approximately 6.2% of our shares outstanding.

(2)	The information for security ownership of this beneficial owner is based on a Schedule 13G filed by BlackRock, Inc. on January 29, 2010. The shares reported are as a result of BlackRock, Inc. acquiring Barclays Global Investors (“BGI”) from Barclays Bank PLC, resulting in substantially all of the BGI affiliated entities being included as subsidiaries for purposes of Schedule 13G filings. Based upon 1,082,964,371 shares outstanding as of June 28, 2010, the shareholder beneficially owns approximately 5.6% of our shares outstanding.

Beneficial Ownership of Management.  The following table shows information as of June 28, 2010 concerning beneficial ownership of Medtronic’s common stock by Medtronic’s directors, named executive officers identified in the Summary Compensation Table under “Executive Compensation,” and all directors and executive officers as a group.

		Of Shares Beneficially
	Amount and Nature of	Owned, Amount that May Be
Name of Beneficial Owner	Beneficial Ownership(5)	Acquired Within 60 Days

Richard H. Anderson(1)	42,183	39,678
Jean-Luc Butel	203,840	179,612
David L. Calhoun	26,314	15,964
Victor J. Dzau, M.D.	14,552	14,552
Gary L. Ellis	342,272	292,992
William A. Hawkins	801,971	719,056
Shirley Ann Jackson, Ph.D.	36,916	36,716
James T. Lenehan	27,174	17,174
J. Patrick Mackin	125,884	117,437
Christopher J. O’Connell	222,342	195,655
Denise M. O’Leary	57,440	57,440
Kendall J. Powell	16,002	16,002
Robert C. Pozen(2)	39,054	14,354
Jean-Pierre Rosso	70,117	62,495
Jack W. Schuler(3)	582,748	66,927
Directors and executive officers as a group (20 persons)(4)	2,827,068	1,993,915

(1)	Mr. Anderson disclaims beneficial ownership of 25 shares that are owned by his minor son.

(2)	Includes 24,700 shares owned jointly with Mr. Pozen’s spouse.

(3)	Mr. Schuler disclaims beneficial ownership of 30,000 shares held by the Schuler Family Foundation.

(4)	As of June 28, 2010, no director or executive officer beneficially owns more than 1% of the shares outstanding. Medtronic’s directors and executive officers as a group beneficially own approximately 0.3% of the shares outstanding.

(5)	Amounts include the shares shown in the last column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire shares pursuant to options exercisable within 60 days (on or before August 27, 2010) and the right to receive shares for deferred stock units within 60 days (on or before August 27, 2010) of a director’s resignation.

Section 16(a) Beneficial Ownership Reporting Compliance.  Based upon a review of reports and written representations furnished to it, Medtronic believes that during fiscal year 2010 all filings with the SEC by its executive officers and directors complied with requirements for reporting ownership and changes in ownership of Medtronic’s common stock pursuant to Section 16(a) of the Exchange Act, except that James P. Mackin, Senior Vice President and President, CRDM, failed to timely file on shares withheld for taxes due to Medtronic’s administrative oversight. The amended report was filed promptly when the error was discovered.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Overview

The CD&A describes all material elements of our compensation programs for our named executive officers during fiscal year 2010. Additional information can be found in the Summary Compensation Table and additional tables.

The Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) is the decision-making body on all compensation matters related to our named executive officers and the Compensation Committee establishes the compensation philosophy, program design and administration for the Company. For more information on the Compensation Committee, its members and its duties as identified in its charter, you should refer to the section entitled “Committees of the Board and Meetings” beginning on page 14 of this proxy statement.

Compensation Program Objectives and Philosophy

Our compensation program is designed to support and enhance the Medtronic Mission which has driven every aspect of our business since 1960 and lays the foundation for our unyielding standards for ethical and legal conduct and the utmost integrity in all of our activities. Our compensation program for named executive officers is aligned with these principles and is designed to:

•	Attract and retain top talent;

•	Emphasize pay for sustained performance;

•	Encourage strong short and long-term financial performance by establishing challenging goals and leveraged incentive programs;

•	Align with shareholder interests by encouraging executive stock ownership and linking a meaningful portion of compensation to the value of Medtronic common stock; and

•	Favor moderate cash allowances instead of company-provided perquisites.

Our philosophy is to position total compensation at a level that is commensurate with Medtronic’s size and performance relative to other leading medical device and pharmaceutical companies, as well as a limited number of general industry companies. The variable components of our program are pay for performance based and allow for market median pay for target performance, above-market median pay when performance is above target and below-market median pay when performance is below target performance. In addition, the equity components of the program align our executives with shareholders and ensure that their actual compensation increases or decreases in direct correlation to both the long-term financial performance of the Company and the movement of our stock price.

Our compensation policies and practices are designed such that they do not create risks that are reasonably likely to have a material adverse effect on the Company. While you should refer to the section entitled “Compensation Risk Assessment” beginning on page 17 of this proxy statement for a discussion of the Company’s general risk assessment of compensation policies and practices, mitigating factors with respect to our named executive officers include the following:

•	Base salary market values are competitive at market median and not subject to performance risk;

•	Incentive plans are appropriately weighted between short-term and long-term performance, and cash and equity compensation;

•	Annual and long-term performance-based cash plans are capped at 225% and 180% of target awards, respectively;

•	Long-term incentive awards are weighted approximately one-third to stock options that vest over 4 years for alignment with shareholders, one-third to performance-based restricted stock for retention incentive, and one-third to performance-based cash for focus on long-term strategic financial objectives;

•	Long-term cash incentive performance targets are established at the beginning of each of our overlapping three year performance periods to reduce the incentive to maximize performance in any one period;

•	Short-term incentive performance goals are recalibrated annually to maintain directional alignment with pay and performance relative to comparison companies and broader market performance, and best estimates of future expectations;

•	Our executives and directors are subject to a three-year retention requirement of 50% to 75% of after-tax profit shares earned from equity compensation plans; and

•	Our Company has in place policies designed to recoup improper payments or gains from incentive and equity compensation paid or granted to executives.

Fiscal Year 2010 Compensation Decisions and Developments

Summarized below are key compensation decisions and developments for fiscal year 2010 for our named executive officers:

•	Base salaries for fiscal year 2010 were decreased by 5% for all of our named executive officers due to the current economic and business environment;

•	Base salaries were subsequently increased to restore the 5% reduction for fiscal year 2011 for Messrs. Hawkins, Ellis, Butel and Mackin;

•	In connection with the promotion of Mr. O’Connell to Executive Vice-President and Group President, his base salary and target annual bonus opportunity were increased, and he received special restricted stock unit and stock option grants;

•	Short-term incentives were based entirely on Company-wide financial measures which remained unchanged as diluted earnings per share, revenue growth, and a measure of cash flow;

•	Long-term incentive targets were unchanged and awards were granted in an approximately equal mix of stock options, performance-based restricted stock units, and performance-based cash with company-wide financial measures based on three-year diluted earnings per share, revenue growth, and return on invested capital (“ROIC”);

•	Beginning with fiscal year 2011, our long-term cash incentive plan will be based on Company-wide relative revenue growth compared to our key competitors in our various businesses and ROIC derived from GAAP financial statements; our annual cash incentive plan will continue to be based on Company-wide diluted earnings per share, revenue growth and a measure of cash flow;

•	Special restricted stock unit and stock option grants were made for retention purposes to Mr. Mackin;

•	Long-term incentive payments for the performance-based cash three-year cycle completed at the end of fiscal year 2010 were 51% of the target award opportunity as a result of the diluted earnings per share and revenue growth financial measures being below target performance and the cash flow measure being above target performance, demonstrating that our programs are performance-based;

•	The performance-based restricted stock component of our long-term incentive plan for the three-year period ending at the end of our 2010 fiscal year will vest as scheduled in October 2010 as a result of the compounded diluted earnings per share financial measures being above the established threshold;

•	Actual annual bonus payments for Company-wide performance were paid at 119.78% of target award opportunities as a result of the diluted earnings per share and cash flow measure financial measures being above target performance and the revenue growth measure being below target performance;

•	Named executive officers were notified that, upon expiration, the terms of their Change of Control agreements will be modified to eliminate the excise tax gross-up; and

•	Independence standards for the compensation consultant to the Board of Directors were adopted.

Mr. Hawkins’ total compensation increase in fiscal year 2010 of $553,778 primarily relates to higher payouts from incentive-based compensation and an increase in the valuation of his pension primarily driven by a change in discount rates used to estimate its present value. This includes an increase over the prior fiscal year of $172,697 for non-equity incentive plan compensation, which was driven by exceeding performance objectives for the fiscal year 2010 cash incentive plan, after the voluntary base pay reduction of 5%. The change related to Mr. Hawkins’ increase in pension value and nonqualified deferred compensation was $413,987.

The following table is intended to show Mr. Hawkins’ actual realized pay during fiscal year 2010 and is intended to supplement the information in the Summary Compensation Table on page 45. The information in this non-required table differs substantially from the information contained in the Summary Compensation Table which is required by the SEC. The equity grant information in this table reflects the gross compensation value of the awards prior to deduction for payment of taxes on these grants by Mr. Hawkins when either exercised or when vesting restrictions lapsed. In addition, as outlined in on page 42 of this proxy statement, Mr. Hawkins is required to retain a portion of the after-tax value of these awards/grants in equity for an additional three years. In addition, while the required Summary Compensation Table requires inclusion of increases in pension compensation solely due to changes in discount rates, the following does not.

William A. Hawkins — Chairman and Chief Executive Officer
Review of Fiscal 2010 Realized Compensation

	Performance		Amount
Compensation Element	Period	Target	Received	Comments Regarding Element and Performance

Cash
Base Salary	FY2010	$1,380,000	$1,118,150	Mr. Hawkins’ base salary was 81% of the market median of $1,380,000.
Annual Incentive Plan
(MIP)	FY2010	$1,565,410	$1,875,048	In FY2010 the payout of the company-wide MIP metrics exceeded target and was paid-out at 119.78% of target payout. This was based on exceeding both the diluted earnings per share (“EPS”) and cash flow indicator targets and missing the target for revenue growth. The combined level of performance resulted in a payout above Mr. Hawkins’ target of 140% of base salary earned. Based on individual performance, employees may receive a payout that is greater or less than the MIP payout level; however, Medtronic prohibits modifying incentives earned by NEOs.
Long-Term
Performance Plan	FY2008- FY2010	$900,000	$459,810	The Company achieved its EPS threshold, and exceeded the EPS and return on net assets targets for the period. The revenue growth minimum was not achieved. Overall the payout on the combined elements was 51.09%.

Total Cash		$3,845,410	$3,453,008

Equity Amounts Received as a Function of Lapsed Restrictions and Options Exercised

		Shares	Value
		Acquired on	Realized on
		Vesting/	Exercise/
		Exercise	Vesting

Restricted
Stock/Units	FY2007	60,894	$2,076,364	Comprised of performance-based restricted stock and time-vested restricted stock units granted in FY2007. Also includes an additional 41,518 shares deferred until after separation from service (current deferred value of $1,386,699).
Stock Options		0	$0

Total Realized Value from Equity			$2,076,364
Other Benefits and Perquisites			$62,856

TOTAL REALIZED COMPENSATION			$5,592,228

Program Overview

The following is an illustration of the major components of Medtronic’s compensation programs and their targeted values as applied to each named executive officer.

(1)	Total compensation is defined as the sum of base salary, target annual cash incentives, and the grant date fair value of long-term equity incentives. It does not necessarily tie to the values disclosed in the Summary Compensation Table and other tables. The chart is not drawn to scale for any particular named executive officer.

The compensation mix in the illustration above reflects our bias for pay for performance, as well as our focus on sustained performance. Variable pay (annual and long-term incentives) represents 67% to 90% of total compensation at targeted amounts, while long-term financial measures and stock performance represent 43% to 76% of total targeted compensation. The percentages above are calculated based on total direct compensation (base salary, annual incentives and long-term incentives) at target and exclude special restricted stock unit awards and compensation related to relocation or expatriate duties.

Independent Compensation Consultant

The Compensation Committee has engaged Frederic W. Cook & Co., Inc., an independent outside compensation consulting firm, to advise the Compensation Committee on all matters related to executive officer and director compensation. Specifically, Frederic W. Cook & Co., Inc. conducts annual competitive market analyses of total compensation for named executive officers, provides relevant market data, updates on compensation trends and counsel on program design and specific compensation decisions related to our CEO and other executives. The consultant attended all of the Compensation Committee meetings in fiscal year 2010, as is Medtronic’s long-standing practice, and met with the Compensation Committee in executive session as requested at each meeting.

During the fiscal year the Compensation Committee adopted independence standards for the outside consultant. This policy established an assessment framework to confirm and report on the consultant’s independence. It also requires the consultant to confirm its independent status according to the Compensation Committee’s standards. Frederic W. Cook & Co., Inc. confirmed its independence at the June 2010 committee meeting, and the Committee agreed. The consultant has been engaged directly by the Committee, only provides services or undertakes work for the Company at the direction of the Compensation Committee, and does not provide any unrelated products or services to the Company.

Role of Chief Executive Officer in Compensation Decisions

In making compensation decisions for executive officers reporting to the CEO, the Compensation Committee solicits the views of our Chief Executive Officer. The Chief Executive Officer is not present during Compensation Committee executive sessions, and does not make recommendations to the Compensation Committee about his own compensation.

Executive Compensation Peer Companies

The Compensation Committee considers relevant market pay practices when establishing executive compensation levels and evaluating our compensation programs. In order to ensure the competitiveness of our compensation programs, the Committee has established a peer group of companies for benchmarking purposes. The identification of these companies is based on discussions with, and recommendations from, the Compensation Committee’s independent compensation consultant. The selection criteria were based on companies in the health care equipment, pharmaceutical, and biotechnology industries that position Medtronic in the median range of the group, on average, in various measures of company size. In fiscal year 2010 Genentech was replaced by Gilead Sciences as a function of Genentech’s merger with Roche.

The following table lists Medtronic’s fiscal year 2010 compensation peer group, including Medtronic’s ranking relative to these companies based on financial data available at the time of consideration:

	Most Recent Fiscal Year (in millions)					June 30, 2009
		Operating				Market	Composite
	Net	Income	Total	Total	Total	Cap	Percentile
Company	Revenue	(EBIT)	Assets	Capital	Employees	(in millions)	Rank

Johnson & Johnson	$63,747	$16,169	$84,912	$42,511	118,700	$156,708	97%
Pfizer	48,341	16,835	111,148	57,556	81,800	101,220	97%
Abbott Laboratories	29,528	6,477	42,419	17,480	69,000	72,698	83%
Merck	23,850	6,439	47,196	18,758	55,200	58,958	81%
Wyeth	22,834	6,946	44,032	19,174	47,426	60,530	80%
3M	25,269	5,487	25,547	9,879	79,183	41,732	67%
Amgen	15,003	5,653	36,443	20,386	16,900	53,522	66%
Bristol-Myers Squibb	20,597	4,424	29,552	12,241	35,000	40,234	60%
Lilly (Eli)	20,378	5,600	29,213	6,735	40,450	39,802	57%
Medtronic	14,599	4,577	23,661	12,851	41,000	39,047	55%
Schering-Plough	18,502	843	28,117	10,529	51,000	40,895	52%
Baxter International	12,348	2,727	15,405	6,229	48,500	32,184	48%
Boston Scientific	8,050	1,295	27,139	13,174	24,800	15,274	44%
Becton Dickinson	7,156	1,552	7,913	4,936	28,277	17,081	35%
Stryker	6,718	1,554	7,603	5,407	17,594	15,781	32%
Giliad Sciences	5,336	2,689	7,019	4,152	3,441	42,460	29%
Genzyme	4,605	928	8,671	7,306	11,000	15,018	26%
Zimmer Holdings	4,121	1,235	7,239	5,650	8,500	9,163	16%
St. Jude Medical	4,363	1089	5,723	3,236	14,000	14,233	13%
Allergan	4,403	906	6,791	4,010	8,740	14,493	12%
Bard (C.R.)	2,452	644	2,666	1,977	11,000	7,393	3%

75th Percentile	23,088	5,850	37,937	17,800	52,050	54,881
Mean	17,380	4,475	28,737	13,566	38,526	42,469
Median	13,676	2,708	26,343	8,593	31,639	40,018
35th Percentile	5,153	1,199	7,512	5,289	13,250	15,210

Medtronic %tile Rank	52%	59%	46%	67%	58%	47%

Competitive Market

Medtronic also uses external survey sources to establish market data points, primarily the Towers Watson (formerly Towers Perrin) Executive Compensation Database, the Hewitt Total Compensation Measurement Database, and proxy data from our executive compensation peer group companies. Towers Watson and Hewitt are two of the largest human resource consulting firms globally and both are recognized leaders in the compensation survey industry.

We capture data from the general industry, our executive compensation peer companies, and the medical device, life sciences and pharmaceutical industries. We then size the survey data relative to our Company’s revenue or that of the relevant business unit using statistical regression models provided by the survey companies. Tabular data is also utilized. This process is used because it has been shown that there is a positive correlation between the size of a company and executive pay.

We use an average of the size adjusted medians of the general industry data to set the initial benchmark for base pay for each of our executive positions. Once this initial benchmark has been established, we conduct an analysis to compare this initial salary benchmark to the median salary of the peer companies, and the medical device, life sciences and pharmaceutical industries. If consistent differences become apparent, we may apply a slight adjustment (typically 5% to 10%) to the initial benchmark salary to bring it to a level that is consistent with data reported in the more specialized industry groups.

For short-term and long-term incentive guidelines, we rely on industry median data from our executive compensation peer companies as well as Frederick W. Cook and Co., Inc.’s annual Survey of Long-Term Incentives, which is compiled by the consultant for our Compensation Committee. This data is then validated by size-adjusted median data from our Towers Watson and Hewitt surveys.

We annually review the method and the data sources used, and results of our benchmarking process in order to ensure that all aspects of our compensation programs are positioned at levels that reflect the stated objectives of our compensation philosophy.

Base Salaries

Our objective is to establish market competitive base salaries within a competitive range of ± 15% of the market median benchmark established for each position. The Compensation Committee solicits the views of our Chief Executive Officer on the compensation of our named executive officers (other than his own). In making his recommendations, the Chief Executive Officer assesses individual performance during the fiscal year, the individual’s current salary percentile relative to the established market benchmark for their position, past salary treatment, time in position and the scope and complexity of the position.

The Compensation Committee receives a detailed analysis of the named executive officers’ pay as compared to the median salary of the compensation peer group from the independent consultant to the Compensation Committee. This data, in addition to that provided by management, is presented to and evaluated by the Compensation Committee.

As a reflection of the current economic and business environment, all of our executive officers (including our named executive officers) proposed to the Compensation Committee a 5% reduction in their base salaries for fiscal year 2010. These salary changes were approved by the Committee during its April 2009 meeting and became effective on the first day of fiscal year 2010. During its meeting in April 2010 the Committee approved reinstating the voluntary 5% reduction effective on the first day of fiscal year 2011.

Base salary percentage decreases from fiscal year 2009 to fiscal year 2010 are shown below:

	Fiscal Year	Fiscal Year	Percent Increase
Name	2009	2010	(Decrease)

William A. Hawkins	$1,177,000	$1,118,150	(5.0)%
Gary L. Ellis	636,000	604,200	(5.0)
Christopher J. O’Connell	409,500 (1)	525,000	28.0
Jean-Luc Butel	525,000	498,750	(5.0)
James P. Mackin	533,004	506,354	(5.0)

(1)	At the April 16, 2009 meeting of the Compensation Committee, Mr. O’Connell received a 5% pay reduction effective beginning in fiscal year 2010. Mr. O’Connell subsequently received a promotion to his current position as Executive Vice President and Group President, Restorative Therapies Group. The increase above reflects the change from Mr. O’Connell’s fiscal year 2009 salary to his post-promotion salary in fiscal year 2010.

For fiscal year 2010, base salary accounted for approximately 10% of total compensation for Mr. Hawkins and approximately 27% on average for the other named executive officers. During fiscal year 2010, Mr. O’Connell was named Executive Vice-President and Group President of our Restorative Therapies Group and received a promotional increase concurrent with the significant increase in his responsibilities. On average, the fiscal year 2010 base salaries of our named executive officers were approximately 85% of the midpoint of the established market range.

Relocation Bonus

In connection with Mr. O’Connell’s promotion, Medtronic required Mr. O’Connell to relocate from California to Minnesota. Because this relocation took place at a time when California real estate had unexpectedly and extraordinarily declined in value, Mr. O’Connell would have incurred a loss in the value of his house of approximately $900,000, plus the value of improvements made to the home by Mr. O’Connell. In normal circumstances, under Medtronic’s standard relocation policy, Medtronic would have covered only $475,000 of this equity loss. Because Mr. O’Connell was required to sell his house in market conditions under which he otherwise would not have sold, management believed this was an unacceptably large loss to be borne by Mr. O’Connell. Consequently, management requested, and the Compensation Committee agreed, to provide Mr. O’Connell with a special relocation and retention bonus in lieu of amounts that would have been paid under Medtronic’s relocation policy. In making its decision, the Compensation Committee noted that the significant decrease in California real estate values that occurred between 2008 and 2009 was extraordinary and thus unlikely to reoccur, and that Mr. O’Connell’s relocation was unusually important to the Company, thereby avoiding the setting of a precedent for any such payments in the future to others. The Compensation Committee also included in the special bonus a substantial retention feature which required repayment on a pro-rata basis if Mr. O’Connell’s employment is terminated for any reason other than by death or disability, or by the Company without cause, for a period of five years following his California home sale. Accordingly, Medtronic provided Mr. O’Connell a bonus of $1,400,000, which was intended to cover approximately $800,000 of the equity loss plus applicable taxes, with Mr. O’Connell being responsible for the remaining portion of the loss, which exceeded $100,000 (plus the value of improvements). The relocation bonus is reflected in the Bonus column of the Summary Compensation Table on page 45.

Annual Performance-Based Incentives

We deliver annual performance-based incentives to our named executive officers through the Medtronic, Inc. Executive Incentive Plan (“MIP”). MIP award targets, expressed as a percentage of base pay, are within a competitive range of ± 15% of the market median annual incentives for our competitive market. Consistent with our pay for performance philosophy, we establish an award range that generates above-market pay for above-market performance and below-market pay for below-market performance.

Award Targets.  The Compensation Committee reviews, discusses and approves MIP award targets for named executive officers each year in June, after review and approval of the Company’s annual operating plan. No incentives are earned unless a minimum (threshold) diluted earnings per share target is met, at which point participants earn a minimum award of 50% of target. Maximum awards to our named executive officers may be as high as 225% of the target amount for maximum achievement of all performance measures.

For fiscal year 2010, the Compensation Committee approved an increase in the annual MIP targets for Messrs. Butel and O’Connell to 75% concurrent with their promotions to Executive Vice-President and Group President. Because their promotions occurred after the start of the fiscal year, their actual MIP awards were pro-rated based on their dates of promotion. The annual MIP targets for Messrs. Hawkins, Ellis and Mackin remained at 140%, 80% and 70% respectively.

Performance Measures.  MIP performance measures were reviewed and approved at the Compensation Committee’s May meeting and are based upon the annual operating plan approved by the Board. Financial measures are selected based on how effectively they impact, independently and together, the overall success of Medtronic. Performance measures for our named executive officers were based 100% on overall Company performance. We believe our approach focuses our executives on sustained high quality revenue growth, innovation, market share and market expansion.

In fiscal year 2010 the Company-wide financial measures were diluted earnings per share, revenue growth, and a measure of cash flow, with weights of 40%, 40% and 20%, respectively. Diluted earnings per share is an aggregate measure that focuses on growth and equity management, and reflects how well we deliver value to our shareholders from our business operations. For purposes of the MIP, as well as performance-based restricted stock unit awards and Long-Term Performance Plan (“LTPP”) awards discussed later in this CD&A, diluted earnings per share refers to non-GAAP diluted earnings per share, a measure which includes adjustments for certain charges. A reconciliation of non-GAAP diluted earnings per share to diluted earnings per share as reported in our financial statements is included in the

“Adjustments for Special Charges” section on page 39 of this proxy statement. Revenue growth is a reflection of our ability to successfully bring new products to market, gain market share and expand the many markets that we serve. The cash flow measure is an indication of liquidity and reflects Medtronic’s flexibility in making certain business decisions. For the purposes of our MIP, the cash flow measure is defined as Medtronic’s net earnings ± changes in accounts receivable, inventory, net PP&E (property plant and equipment), other operating assets and accounts payable.

In determining the target levels for the revenue growth and diluted earnings per share performance measures, the Committee reviewed a number of historical and forward-looking factors including the competitive market, changes in the regulatory environment and economic trends. The Committee considered historical data from our executive peer group, analyst consensus data for both our executive compensation peer companies and the medical technology subset of those companies, and Medtronic’s annual operating plan for fiscal year 2010. Once established the target levels were not modified in any manner by the Committee.

In fiscal year 2010, the Company performance measures, targets and actual performance were:

		Minimum	Target	Maximum
		(50%	(100%	(225%	Actual
Performance Measure	Weight	Payout)	Payout)	Payout)	Performance

Diluted Earnings Per Share	40%	$2.98	$3.09	$3.21	$3.13
Revenue Growth	40%	3.0%	9.0%	13.0%	7.7%
Cash Flow Measure	20%	$3.080B	$3.280B	$3.580B	$3.321B

These ranges were established at levels generally equal to the 35th and 75th percentiles of the performance of our Med Tech comparator group. Achievement of the target level of performance for each of these measures would have yielded a payout approximating the market median.

Once actual performance against each performance measure is established, the achievement percentage is determined by interpolating actual performance relative to the performance range for each measure. These results are then weighted based on the plan weightings and summed to arrive at an overall achievement percentage plan year. Actual payouts are determined by multiplying the executive’s eligible earnings by their annual target percentage, and then by the overall achievement percent for their plan.

Fiscal Year 2010 Award Payments.  For fiscal year 2010, Medtronic exceeded the diluted earnings per share threshold of $2.97, and, as highlighted above, exceeded the diluted earnings per share and cash flow measure targets. Revenue growth performance was below the target. This resulted in an overall Company-performance payout level of 119.78% of target.

Beginning in fiscal year 2009, Medtronic introduced the potential to modify annual incentive plan payments for employees other than the named executive officers on the basis of individual performance. In fiscal year 2010, this potential was enhanced using an improved formulaic approach. Employees receive greater or less than the MIP payout level based on their individual performance results. Medtronic specifically prohibits named executive officers from having the individual modifier applied to their MIP awards and, as a result, the incentive plan payments made to Medtronic’s named executive officers (based upon Company-wide measures) were made at the payout level of 119.78%.

An overview of the fiscal year 2010 MIP program, including target opportunities and award payments is presented below:

	Target	Payout Range				Actual Paid
	Opportunity	(as % of Base Salary)		Target	Actual	as % of
Name	(as % of Base Salary)	Minimum	Maximum	Payout	Amount Paid	Target

William A. Hawkins	140%	70%	315%	$1,565,410	$1,875,048	119.78%
Gary L. Ellis	80	40	180	483,360	578,969	119.78
Christopher J. O’Connell	71 (1)	35	159	339,292	406,409	119.78
Jean-Luc Butel	73 (1)	37	165	365,584	437,896	119.78
James P. Mackin	70	35	158	354,448	424,558	119.78

(1)	Reflects pro-rata target opportunity as a result of mid-year promotion.

In fiscal year 2010, actual MIP awards accounted for approximately 16% of total compensation for our Chief Executive Officer and approximately 22% to 25% of total compensation for the remaining named executive officers.

Long-Term Compensation

Our long-term incentive program establishes long-term compensation pay targets within a competitive range of ± 20% of the median industry peer group and focuses our executives’ attention on the sustained financial performance of the Company.

Our program’s targets equally weight the value of stock options, performance-based restricted stock units, and performance-based cash — and uses special restricted stock unit and/or stock option grants in limited circumstances for special recognition and retention purposes. The stock portions of the program align our compensation program with shareholder value creation. The cash component of our program is designed to deliver aggregate payouts that are above market median pay for above target financial performance and below median pay for below target financial performance. Again, we believe our approach focuses our executives on sustained high quality revenue growth, innovation, market share and market expansion.

Award Targets.  The Compensation Committee reviews, discusses and approves all long-term compensation pay targets for named executives in June after reviewing a comprehensive annual competitive market analysis provided by our external independent compensation consultant.

Stock Options.  Stock options provide value only when the price of the stock appreciates over the grant price. This helps ensure a strong link between our executives and our shareholders. The value delivered is estimated using a Black-Scholes method of stock option valuation. Information on the Black-Scholes valuation for our fiscal year 2010 stock option awards is presented as part of the discussion of items in the Summary Compensation Table on page 45 of this proxy statement. Grant guidelines are approved by the Compensation Committee annually in June following review of the competitive market data. These guidelines consist of the award target and a minimum and maximum award range that varies from 50% to 200% of the targeted amount.

At the June 2009 Compensation Committee meeting, the Chief Executive Officer presented the Compensation Committee with his recommendations for option awards to the other named executive officers which were based on individual performance, potential, and retention considerations. Based on this information, and competitive market analysis presented by the independent consultant, the Compensation Committee approved annual stock option awards to the named executive officers. During the Compensation Committee meeting’s executive session (during which neither the Chief Executive Officer nor any other member of management was present), the Compensation Committee reviewed the data presented by the independent compensation consultant, as well as the performance of the Chief Executive Officer, and approved an annual stock option award for the Chief Executive Officer. All stock option grants have an exercise price that is equal to the closing market price of our shares on the date of grant, have a term of ten years and vest in equal increments of 25% each year beginning one year after the date of grant.

Annual stock option awards to named executive officers were granted on the first business day of our fiscal second quarter.

For fiscal year 2010, stock option awards were granted at target amounts to Mr. Hawkins. Messrs. Butel, Mackin and Ellis all received grants approximating the target. Mr. O’Connell received a grant above target as a reflection of the increasingly significant role he was serving and about to accept. The fair value of the stock option awards granted (valued according to our Black-Scholes model at $8.85 per share) accounted for approximately 24% of total compensation for our Chief Executive Officer and approximately 15% to 18% of total compensation for the remaining named executive officers. Targeted award amounts were unchanged from fiscal year 2009. Additional information about stock option awards granted to the named executive officers in fiscal year 2010 can be found in the Grants of Plan-Based Awards table on page 49 of this proxy statement.

Performance-Based Restricted Stock Units.  Performance-based restricted stock units are granted with a performance feature to ensure that no shares of stock are delivered to our executives if the Company does not meet a minimum diluted earnings per share growth requirement.

Similar to the annual stock option awards discussed above, performance-based restricted stock unit grant targets for named executive officers were approved by the Compensation Committee in June 2009. Actual awards were approved by the Compensation Committee during the June meeting and granted on the first business day of our fiscal second quarter. All performance-based restricted stock unit grants are made in the number of shares equal to the approved award dollar value divided by the closing market price of our shares on the date of grant, rounded up to the nearest whole share. These grants are credited with dividends in the form of dividend equivalent units that will be distributed upon vesting with the underlying award only if the performance criteria are met.

The performance goal that must be achieved for the fiscal year 2010 performance-based restricted stock units to vest is a cumulative diluted earnings per share growth during the three year period ending on the third anniversary of the date of grant that equals or exceeds a 5% compound annual growth rate, as determined by the Compensation Committee. Performance is measured over the three consecutive fiscal years beginning with the fiscal year during which the grant is made. If the performance goal is achieved, the awards will “cliff vest” 100% on the third anniversary of the date of grant. If the performance goal is not met, none of the awards vest.

For fiscal year 2010, performance-based restricted stock unit awards were delivered at approximately the target grant amounts to all of the named executive officers. Performance-based restricted stock unit awards accounted for approximately 25% of total compensation for Mr. Hawkins and approximately 15% to 19% of total compensation for the remaining named executive officers. Targeted award amounts were unchanged from fiscal year 2009. Additional information about performance-based restricted stock unit awards granted to the named executive officers in fiscal year 2010 can be found in the Grants of Plan-Based Awards table on page 49 of this proxy statement.

In fiscal year 2008, performance-based restricted stock awards were granted to each of our named executive officers. Under the terms set forth in the award agreements, these awards will vest on the third anniversary of the date of grant provided that the Company’s cumulative diluted earnings per share growth equals or exceeds a 5% compound annual growth rate over a three-year performance period beginning on the first day of fiscal year 2008 and ending on the last day of fiscal year 2010. At its May 25, 2010 meeting, the Compensation Committee certified that the cumulative diluted earnings per share growth performance threshold had been met based upon Medtronic’s performance over the three year performance period. As a result, these awards will vest as scheduled on October 27, 2010, the third anniversary of the date of grant. These awards are reflected in the Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested column of the Outstanding Equity Awards at Fiscal Year End table on page 51 of this proxy statement.

Cash-Based Long-Term Performance Plan.  Our LTPP focuses our named executive officers on sustained achievement of critical long-term company-wide financial targets.

The annual LTPP grant targets for each of our named executive officers are established at a level equal to approximately 1/3 of the total median long-term compensation target for their position. Grant targets are approved by the Compensation Committee in June for the three-year performance period beginning in the fiscal year in which the grant is made following a review of the competitive market data. LTPP awards are typically approved at target levels with actual payouts based on Company performance over the ensuing three-year period.

For the 2010-2012 phase of the LTPP, no incentives will be earned unless the cumulative diluted earnings per share threshold is met over the three-year performance period. Once the threshold is achieved, minimum achievement for any performance measure results in a payout of 20% of the target amount for that measure. Maximum achievement for any performance measure results in a payout of 180% of the target amount for that measure. Failure to achieve the minimum performance level for any performance measure results in no payout for that measure. The minimum, target and maximum payouts to our named executive officers are presented in the Grants of Plan-Based Awards table on page 49 of this proxy statement.

Awards are paid annually for the most recently completed performance period. Calculations of award payments were reviewed by the Compensation Committee in May based on actual period financial performance.

Performance Measures.  LTPP performance measures were reviewed and approved at the Committee’s May 2009 meeting and are based 100% on overall Company performance. The financial measures for the 2010-2012 performance period are three-year cumulative diluted earnings per share (“EPS”) growth, three-year average revenue growth and three-year average ROIC, weighted 50%, 30% and 20%, respectively. In establishing the target levels for the EPS and average revenue growth measures the Committee considered historical and forward-looking factors including the competitive market, changes in the regulatory environment and economic trends. The Committee considered historical data from our executive peer group, analyst consensus data for both our executive compensation peer companies and the Med Tech subset of companies. Once established, the target levels were not modified in any manner by the Committee.

Performance targets for the three-year performance period covered by the 2010-2012 LTPP are 5% to 13% cumulative diluted EPS, average revenue growth of 2% to 10% and average ROIC of 10% to 20%. These ranges were established at levels generally equal to the 25th and 75th percentiles of the performance of our comparator group.

Once actual performance over the three-year period has been determined, the achievement percentage is calculated by interpolating actual performance relative to the performance range for each measure. These achievement percentages are then weighted based on the appropriate plan weightings and summed to arrive at an overall achievement percent for the plan year. Actual payouts are determined by multiplying the executive’s grant target by the plan’s overall achievement percent.

In fiscal year 2010, LTPP awards for the 2010-2012 performance period were granted at target amounts to all of the named executive officers. LTPP awards accounted for approximately 25% of total compensation for our Chief Executive Officer and approximately 12% to 21% of total compensation for the remaining named executive officers.

Payment of awards for the LTPP covering the 2008-2010 plan will be made during the first fiscal quarter of 2010 and can be found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 45 of this proxy statement.

Performance targets for the three-year performance period covered by the 2008-2010 LTPP were:

	% of Performance Award Earned
Performance Measure	Weight	20%	100%	180%	Actual Performance

Cumulative diluted Earnings Per Share	50%	$8.63	$9.26	$9.98	$8.84
Average Revenue Growth	30%	8%	12%	16%	6.8%
Average after-tax Return on Net Assets	20%	12%	16%	20%	17.9%

Over the performance period, the Company exceeded the performance thresholds, and exceeded the minimum performance levels for both cumulative diluted earnings per share and average after-tax return on net assets. The company’s actual cumulative diluted earnings per share was 47.2% of target, the actual revenue growth was below the minimum of the performance range and the after-tax return on net assets was 137.5% of target, resulting in an overall achievement percentage of 51.09%. This below target payout clearly demonstrates our pay for performance philosophy.

Beginning with the 2011-2013 plan (to be granted in fiscal year 2011), the cumulative diluted EPS and average revenue growth performance measures in the 2010-2012 plan will be removed. The performance measures for the 2011-2013 plan will be three-year relative revenue growth as measured versus a peer group of 19 companies, and ROIC. These two performance measures will be weighted 67% and 33%, respectively. Both measures will be determined on a straight U.S. GAAP basis without adjustments. The goal is to focus management performance on two important metrics: long-term revenue growth and return on capital.

Special Restricted Stock Unit or Stock Option Awards.  Grants of time-based restricted stock units and/or stock options are periodically made to named executive officers for strategic reasons such as attraction, promotion, succession planning, special recognition and retention and must be approved by the Compensation Committee. While vesting on such restricted awards is generally three- to five-year cliff vesting and stock options are generally four-year graduated vesting, specific circumstances will dictate the terms of these grants. All restricted stock unit and stock option grants are made at a price equal to the closing market price of our shares on the date of grant.

During fiscal year 2010, two such recommendations were approved by the Compensation Committee. Mr. O’Connell was granted both a restricted stock unit and stock option award upon his promotion to Executive Vice-President and Group President. In addition, to further demonstrate the Company’s interest in retaining Mr. Mackin, he was granted special restricted stock unit and stock option awards. The restricted stock unit awards will vest 100% on the fourth anniversary of the date of grant and the stock option awards will vest 25% per year beginning on the first anniversary of the date of grant.

As approved by the Compensation Committee, the following stock option and restricted stock unit awards were granted on November 2, 2009:

Stock Option Awards:

		Number of
Name	Exercise Price	Options

Christopher J. O’Connell	$36.12	27,686
James P. Mackin	$36.12	27,686

Restricted Stock Unit Awards:

		Number of
Name	Grant Date Value	Units

Christopher J. O’Connell	$250,023	6,922
James P. Mackin	$250,023	6,922

The restricted stock unit awards will be credited with dividends in the form of dividend equivalent units that will be distributed upon vesting with the underlying award only if the performance criteria are met.

There were no other special grants of stock options or performance-based restricted stock units made to the named executive officers during fiscal year 2010.

Adjustments for Special Charges

Medtronic’s performance-based plans require that when acquisitions or non-recurring items significantly impact operating income, this impact will be reviewed and evaluated by the Compensation Committee and potentially excluded in determining financial performance. The plans define “significant” as an impact in the “general amount of 5% of the operating income in the year incurred.” In addition, the Company has developed a set of principles to guide treatment of acquisitions and non-recurring items. Specifically:

•	Non-recurring charges from acquisitions and other non-recurring items are generally excluded from the calculation of performance regardless of whether the impact is greater than or less than 5% of operating income. This exclusion occurs when the effect is positive or negative.

•	Operating results from acquisitions which impact operating income below the 5% threshold can be included in the calculation of performance at the discretion of the Compensation Committee.

The Compensation Committee reviewed this policy, and a review of competitive practice presented by the independent consultant to the Compensation Committee, during its June 2008 meeting. The Compensation Committee determined that Medtronic’s practice is consistent with competitive practice and recommended no changes to the current practice and guidelines.

This provision benefits shareholders by allowing management to make decisions of material strategic importance without undue concern for impact on compensation. When such adjustments have been applied, they have had both a positive and negative impact on past awards.

In accordance with Medtronic’s policy, for fiscal year 2010 the Compensation Committee excluded a number of items from Medtronic’s results for the purposes of calculating performance on short-term and long-term incentive programs and the Medtronic Savings and Investment Plan (the “401(k) Plan”). The

following table reconciles the adjustments made in fiscal year 2010 and provides a brief description of each adjustment:

	Twelve Months Ended
	April 30, 2010	Explanation of Non-Recurring Adjustments

Diluted EPS, as reported	$2.79
Restructuring charges	0.04	Net after-tax charges related to restructuring initiatives begun in the fourth quarter of fiscal year 2009, partially offset by the after-tax reversal of excess reserves in the fourth quarter of fiscal year 2010 related to the fiscal year 2009 initiative and by the net after-tax reversals of excess restructuring reserves in the first quarter of fiscal year 2010 related to the global realignment initiative that began in the fourth quarter of fiscal year 2008.
Certain litigation charges, net	0.28	After-tax litigation charges, net for 1) settlement related to the resolution of all outstanding intellectual property litigation with Abbott Laboratories, and 2) settlement gain with W.L. Gore & Associates related to the resolution of outstanding patent litigation.
In-process research and development and certain acquisition-related costs	0.02	After-tax charges for in-process research and development and certain acquisition-related costs.

Non-GAAP diluted EPS	$3.13

The Compensation Committee reviewed and approved the above adjustments consistent with Medtronic’s principles as outlined above. These adjustments resulted in a payout of 119.78% for named executive officers under the annual MIP and 51.09% under the 2008-2010 LTPP.

Other Benefits and Perquisites

Medtronic provides broad-based benefit plans to all of its employees, including the named executive officers. All of our employees participate in the same health care plans, and we do not provide our named executive officers with any different or additional health care plans (except for up to $2,000 of the cost of an annual executive physical that may exceed regular plan coverage). The broad-based benefit plans include:

Qualified Retirement Plans.  Medtronic sponsors a number of tax qualified retirement plans for its employees. In the United States, Medtronic changed its retirement plans effective May 1, 2005 in order to provide then current employees and employees hired after that date a choice of retirement plans. Employees hired prior to May 1, 2005 had the option of continuing in a defined benefit pension plan (the “Medtronic Retirement Plan”) or electing to participate in one of the new plans. Employees hired after that date choose to participate in either of the new plans, the Personal Pension Account, or the Personal Investment Account. The Personal Pension Account is a cash balance component of the previous defined benefit pension plan and the Personal Investment Account is a component of the Company’s tax qualified 401(k) Plan. Additional details regarding these plans are provided on page 55 of this proxy statement.

Supplemental Retirement Plans.  Medtronic does not offer an enhanced retirement plan to its executive officers. The Company offers a nonqualified Supplemental Executive Retirement Plan designed to provide all eligible employees, including but not limited to the named executive officers, with benefits which supplement those provided under certain of the tax qualified plans maintained by Medtronic. The plan is designed to restore benefits lost under the Personal Pension Account, Personal Investment Account or the Medtronic Retirement Plan due to covered compensation limits established by the Internal Revenue Code. This plan also restores benefits for otherwise eligible compensation deferred into the

Medtronic, Inc. Capital Accumulation Plan Deferral Program (the “Capital Accumulation Plan”). The plan provides employees with no greater benefit than they would have received under the qualified plan in which they participate were it not for the covered compensation limits and deferrals into our Capital Accumulation Plan.

Nonqualified Deferred Compensation Plan.  Medtronic does not offer a special non-qualified deferred compensation plan to its executive officers. The Company provides all vice presidents, including our named executive officers, and highly-compensated sales employees, with a market competitive nonqualified deferred compensation program through the Capital Accumulation Plan. Our plan allows these employees to make voluntary deferrals from their base pay and incentive payments, which are then credited with gains or losses based on the performance of selected investment alternatives. These alternatives are the same as those offered in our tax qualified 401(k) Plan. There are no Company contributions to the plan.

Business Allowance and Perquisites.  Instead of perquisites like company-provided automobiles, aircraft, country-club memberships, financial and tax advisors, etc., Medtronic provides named executive officers with a market competitive business allowance, unless they are on an expatriate assignment. The named executive officers may spend their business allowance at their discretion for expenses related to such things as financial and tax planning, automobiles or club memberships. Medtronic does not track an executive’s use of their business allowance. With the exception of Mr. Butel who is on an expatriate assignment, the annual business allowances provided to our named executive officers in fiscal year 2010 ranged from $24,000 to $40,000. In addition, we pay up to $2,000 for the cost of an annual executive physical that exceeds coverage provided by the executive’s medical plans. For named executive officers on expatriate assignments, rather than providing a business allowance, we pay for certain housing and related living costs. These amounts are sometimes a significant part of an expatriate’s total compensation. Additionally, it is occasionally appropriate for named executive officers to be accompanied during business travel by their spouses. The expenses associated with such travel, while rare, is considered taxable income. The referenced amounts are included in the “All Other Compensation” column of our Summary Compensation Table.

Change of Control Agreements

Compensation in a change of control situation is designed: (1) to protect the compensation already earned by executives and to ensure that they will be treated fairly in the event of a change of control; and (2) to help ensure the retention and dedicated attention of key executives critical to the ongoing operation of the Company. Our change of control provisions support these principles. We believe shareholders will be best served if the interests of our executive officers are aligned with shareholders’ interests, and providing change of control benefits should encourage senior management to pursue potential mergers or transactions that may be in the best interest of shareholders.

For fiscal year 2010, our change of control agreements for our named executive officers provided the following benefits if a severance trigger occurs within three years of a change of control:

Agreement Provision	Description

Severance Triggers	•	Termination by Medtronic other than for Cause or Disability; or
	•	Termination by the Executive for Good Reason.
Severance Benefits	•	3X base salary and the higher of the average bonus paid for the three most recently completed fiscal years or the annual bonus paid or payable for the most recently completed fiscal year;
	•	Accrued salary, accrued vacation, annual and long-term incentives;
	•	Continuation of certain insurance, retirement and welfare plan benefits for a period of time not exceeding three years; and
	•	Full excise tax gross-up, if applicable. However, amounts payable under the agreement may be reduced in certain circumstances if the reduction would avoid the imposition of the excise tax and therefore the need for a gross-up.

Our change of control agreements are discussed in more detail in the “Potential Payments Upon Termination or Change of Control” section of “Executive Compensation.” We do not have individual employment contracts with our named executive officers other than those associated with a change of control.

During fiscal year 2010, the Compensation Committee provided notice to our named executive officers that, upon expiration, the current form of the agreement would not be extended and a new agreement without any excise tax gross-up would be offered.

Policies Regarding Equity Holding, Sale and Transfer of Awards and Incentive Compensation Forfeiture

Equity Holding.  The Compensation Committee has approved stock retention requirements as follows: the Chief Executive Officer must retain, for a period of three years, 75% of the net after-tax profit shares realized from option exercises and 75% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. Other named executive officers must retain, for a period of three years, 50% of the net after-tax profit shares realized from option exercises and 50% of the net gain shares relating to share issuances resulting from grants made on or after April 26, 2003. For stock options, net after-tax profit shares are those shares remaining after payment of the option’s exercise price and applicable taxes. For share issuances, net gain shares are those shares remaining after payment of income taxes. Shares retained may be sold after three years. The retention requirements were established at a higher level for the Chief Executive Officer as a reflection of the increased scope of decision-making inherent in this position and to maintain increased alignment with long-term Company performance. In the case of retirement or termination, the shares may be sold after the shorter of the remaining retention period or one year following retirement or termination.

As of April 30, 2010, all executive officers were in compliance with the stock retention requirements.

In addition, in July 2009, we amended our insider trading policy to prohibit our named executive officers (along with others) from engaging in shorts sales of Medtronic securities (including share sales against the box) or engaging in purchases or sales of puts, calls or other derivative securities based on Medtronic securities. It also prohibits our named executive officers from purchasing Medtronic securities on margin, borrowing against Medtronic securities held in a margin account or pledging Medtronic securities as collateral for a loan (unless the officers can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).

Sale and Transfer of Awards.  All stock option, restricted stock, restricted stock unit and performance-based restricted stock/restricted stock unit awards are granted under plans which specifically prohibit the sale, assignment and transfer of awards granted under the plan with limited exceptions such as the death of the award recipient. In addition, the Compensation Committee of the Board of Directors may allow an award holder to assign or transfer an award.

Incentive Compensation Forfeiture.  Medtronic has a comprehensive Incentive Compensation Forfeiture Policy, which is designed to recoup improper payments or gains paid to executive officers. If the Board determines that any executive officer has received an improper payment or gain, which is an incentive payment or grant paid or awarded to the executive officer due to misconduct, the executive officer must return the improper payment or gain to the extent it would not have been paid or awarded had the misconduct not occurred, including interest on any cash payments. “Misconduct” means any material violation of the Medtronic, Inc. Code of Conduct or other fraudulent or illegal activity for which an executive officer is personally responsible as determined by the Board. All executive officers are required to agree to this policy in writing.

Equity Compensation Forfeiture.  The Company may require the return or forfeiture of cash and/or shares received or receivable in certain circumstances in which an employee has a termination of employment from the Company or any affiliate. The Company may exercise its ability to require forfeiture of awards if the employee receives or is entitled to receive delivery of shares or proceeds under an equity award program within six months prior to or twelve months following the date of termination of employment if the current or former employee engages in any of the following activities: (a) performing services for or on behalf of any competitor of, or competing with, the Company or any affiliate; (b) unauthorized disclosure of material proprietary information of the Company or any affiliate; (c) a violation of applicable business ethics policies or business policies of the Company or any affiliate; or (d) any other occurrence determined by the Compensation Committee of the Board of Directors.

Tax and Accounting Implications

The Compensation Committee structures all compensation to be compliant with the $1 million deduction limitation of Section 162(m) of the Internal Revenue Code, which limits the amount of remuneration that Medtronic may deduct for our Chief Executive Officer and the three highest-paid named executive officers other than the Chief Executive Officer and Chief Financial Officer, unless the Compensation Committee determines that compliance in a specific situation would not be in the best interests of Medtronic and its shareholders. In addition, the Compensation Committee structures all deferred compensation within the meaning of Section 409A of the Internal Revenue Code such that all named executive officers are not subject to the excise tax under Section 409A.

In light of the adoption by Medtronic of FASB ASC Topic 718, Compensation — Stock Compensation, it is now more economically attractive to grant equity-based awards other than stock options. Consequently, the Compensation Committee now grants fewer stock options and more performance-based awards in the form of performance-based restricted stock units and awards under the LTPP, which focuses our named executive officers not only on the performance of the stock, but also on specific performance measures that are critical to the long-term success of the business.

Medtronic Stock Grant Policy and Practice

All employee stock awards, which include restricted stock grants, restricted stock units and stock options, are approved either by the Compensation Committee of the Board or the internal stock committee (the “ISC”). The Compensation Committee approves all stock awards to the executive officers as well as all awards which are not delegated to the ISC due to the size of the award. The ISC, which includes the Chief Executive Officer and the Senior Vice President, Chief Talent Officer, approves all other stock awards.

It is Medtronic’s policy to make stock, stock unit and option grants on the first business day of each fiscal quarter for all grants approved by the Compensation Committee or the ISC during the preceding quarter. This policy was effective beginning in fiscal year 2007. Prior to adopting the current policy, stock grants were effective on the date of approval or, in certain cases, on a future effective date that was specifically identified in the resolutions at the time of approval.

The fair market value or exercise price on all Medtronic stock awards is established in the Medtronic, Inc. 2008 Stock Award and Incentive Plan as the closing sale price of shares on the New York Stock Exchange on the date of grant. Medtronic has priced stock awards consistent with the plan and no backdating of stock options has occurred.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement.

COMPENSATION COMMITTEE:

Richard H. Anderson, Chair	Jean-Pierre Rosso
Kendall J. Powell	Jack W. Schuler

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes all compensation for each of the last three fiscal years awarded to, earned by or paid to the Company’s Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers during fiscal year 2010 (collectively, the “named executive officers”). You should refer to the section entitled “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement to understand the elements used in setting the compensation for our named executive officers. A narrative description of the material factors necessary to understand the information in the table is provided below.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and Principal	Fiscal			Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total

William A. Hawkins	2010	$1,118,150	$—	$2,850,001	$2,711,024	$2,334,858	$529,462	$62,856	$9,606,351
Chairman and Chief	2009	1,177,000	—	2,850,022	2,673,215	2,162,161	115,475	74,700	9,052,573
Executive Officer	2008	996,000	—	2,500,043	2,599,961	971,749	116,260	46,010	7,230,023
Gary L. Ellis	2010	604,200		500,006	443,627	859,964	564,666	37,818	3,010,281
Senior Vice President	2009	636,000	—	2,050,023	486,041	856,162	32,500	35,140	4,095,866
and Chief Financial Officer	2008	600,000	—	550,024	577,778	424,336	73,011	32,910	2,258,059
Christopher J. O’Connell	2010	478,820	1,400,000	500,026	530,091	508,589	200,903	361,211	3,979,640
Executive Vice President and Group President, Restorative Therapies Group
Jean-Luc Butel	2010	498,750	—	300,004	271,105	591,166	179,969	1,254,797	3,095,791
Senior Vice President and	2009	525,000	—	1,300,036	315,925	523,295	22,610	1,100,740	3,787,606
President, International	2008	440,000	—	2,300,056	317,786	384,038	37,855	1,100,069	4,579,804
James P. Mackin	2010	506,354	—	550,027	530,091	526,738	14,996	72,446	2,200,652
Senior Vice President, Cardiac Rhythm Disease Management

Salary.  The salary column represents the base salary earned by the named executive officer during the applicable fiscal year. This column includes any amounts that the officer may have deferred under the Capital Accumulation Plan, which is included in the nonqualified deferred compensation table on page 57 of this proxy statement. Each of the named executive officers also contributed a portion of his salary to the Medtronic, Inc. Savings and Investment Plan, also referred to as the 401(K) Plan.

Bonus.  The bonus column represents the bonus payment made to Mr. O’Connell in recognition of his home equity loss in connection with his required relocation to the Company’s World Headquarters in Minnesota. As described in the Compensation Discussion and Analysis under Relocation Bonus on page 32 of this proxy statement, this bonus is subject to clawback by the Company under specified circumstances on a pro-rata basis over a five-year period.

Stock Awards.  The stock awards column represents aggregate grant date fair value of restricted stock and restricted stock units (including performance-based restricted stock and performance-based restricted stock units) (collectively, the “restricted stock awards”) granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The amounts reported do not match the amounts reported in last year’s proxy statement due to new reporting requirements adopted by the SEC, which require the Company to restate the amounts for these years applying the new grant date fair value methodology.

Option Awards.  The option awards column represents the aggregate grant date fair value of stock option awards granted in the respective fiscal year as computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The fair value of each stock option award is estimated on the date of grant using the Black-Scholes option valuation model. The amounts reported do not match the amounts reported in last year’s proxy statement due to new reporting requirements adopted by the SEC, which require the Company to restate the amounts for these years applying the new grant date fair value methodology. The following table provides the assumptions underlying this estimation:

	Stock Option Grant Date
	October 29,		October 27,		August 3,		November 2,
	2007		2008		2009		2009

Fair value of options granted	$13.80		$8.81		$8.85		$8.46
Assumption used:
Risk free rate(1)	4.11%		3.10%		3.21%		2.88%
Expected volatility(2)	22.96%		26.01%		26.90%		26.18%
Expected life(3)	6.50	yrs	6.10	yrs	6.2	yrs	6.2	yrs
Dividend yield(4)	1.05%		2.07%		2.28%		2.27%

(1)	The risk-free rate is based on the grant date yield of a zero-coupon U.S. Treasury bond whose maturity period equals or approximates the option’s expected term.

(2)	Beginning in the third quarter of fiscal year 2007, the expected volatility is based on a blend of historical volatility and an implied volatility of the Company’s common stock. Implied volatility is based on market traded options of the Company’s common stock. Prior to the third quarter of fiscal year 2007, the Company calculated the expected volatility based exclusively on historical volatility.

(3)	The Company analyzes historical employee stock option exercise and termination data to estimate the expected life assumption. Beginning in the third quarter of fiscal year 2008, the Company began to calculate the expected life assumption using the midpoint scenario, which combines historical exercise data with hypothetical exercise data, as the Company believes this data currently represents the best estimate of the expected life of a new employee option. Prior to the third quarter of fiscal year 2008, the Company calculated the expected life based solely on historical data.

(4)	The dividend yield rate is calculated by dividing the Company’s annual dividend, based on the most recent quarterly dividend rate, by the closing stock price on the grant date.

Non-Equity Incentive Plan Compensation.  This column reflects the MIP payments earned by the named executive officers during fiscal year 2010 and payable subsequent to fiscal year end and the full cash payment earned by the executive officers under the 2008-2010 LTPP payable subsequent to fiscal year end, including any amounts deferred under the Capital Accumulation Plan. These deferrals are included in the nonqualified deferred compensation table on page 57 of this proxy statement. The table below reflects the compensation received by the named executive officer under each plan.

	Medtronic
Name	Incentive Plan	2008-2010 LTPP

William A. Hawkins	$1,875,048	$459,810
Gary L. Ellis	578,969	280,995
Christopher J. O’Connell	406,409	102,180
Jean-Luc Butel	437,896	153,270
James P. Mackin	424,558	102,180

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  This column includes the estimated aggregate increase in the accrued pension benefit under Medtronic’s defined benefit pension plan. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. The Company changed its discount rate in valuing pension liabilities from 8.25% in fiscal year 2009 to 6.05% for the fiscal year 2010 based on similar decrease in corporate bond yields used to set the discount rate each year. The lower discount rate used to determine the change in pension value contributed to a disproportionately large increase in the change of pension value from fiscal year 2009 to fiscal year 2010. Assumptions are described in Note 1 to our consolidated financial statements in our annual report for fiscal year 2010 accompanying this proxy statement.

All Other Compensation.  The all other compensation column includes the following:

				Registrant
				Contributions to	Perquisites
		Perquisites and		Defined	Related to
	Fiscal	Other Personal	Tax	Contribution	Expatriate
Name	Year	Benefits(1)	Gross-ups(2)	Plans(3)	Expenses(4)	Total

William A. Hawkins	2010	$49,038	$ —	$13,818	$—	$ 62,856
	2009	59,338	4,322	11,040	—	74,700
	2008	37,100	—	8,910	—	46,010
Gary L. Ellis	2010	24,000	—	13,818	—	37,818
	2009	24,100	—	11,040	—	35,140
	2008	24,000	—	8,910	—	32,910
Christopher J. O’Connell	2010	319,332	28,061	13,818	—	361,211
Jean-Luc Butel	2010	221	27,828	13,818	1,212,930	1,254,797
	2009	3,103	19,390	11,040	1,067,207	1,100,740
	2008	—	—	8,910	1,091,159	1,100,069
James P. Mackin	2010	45,920	458	26,068	—	72,446

(1)	The value of certain perquisites and other personal benefits for Mr. Hawkins was $49,038, which includes a $40,000 business allowance paid in lieu of perquisites and $9,038 related to the installation of a security system at his residence. The value of perquisites and other personal benefits for Mr. Ellis includes a business allowance of $24,000 paid in lieu of perquisites. The value of certain perquisites and other personal benefits for Mr. O’Connell was $319,332, which includes a business allowance of $24,000 paid in lieu of perquisites, expenses incurred by the Company for his spouse to attend a President’s Club event which she was expected to attend, and expenses related to his relocation from California to Minnesota (other than with respect to his home equity loss, which is addressed in the Bonus column) of $293,339. Of the expenses relating to Mr. O’Connell’s relocation, $204,165 was in the form of home sale assistance, $41,816 was in the form of temporary living expenses, and $31,283 was in the form of household goods shipment. Additional categories of relocation expense are final trip, relocation vendor fees, and other miscellaneous relocation-related expenses. The value of certain perquisites and other personal benefits for Mr. Mackin was $45,920, which includes a business allowance of $24,000 paid in lieu of perquisites, a mortgage interest subsidy of $15,453 relating to his relocation to Minnesota in fiscal year 2007, expenses incurred by the Company for his spouse to attend a President’s Club event which she was expected to attend, and a reimbursement for an annual physical examination. The Company occasionally allows its executives to use tickets for sporting and special events previously acquired by the Company when no other business use has been arranged. There is no incremental cost to the Company for the use.

(2)	Tax gross-ups for Messrs. O’Connell and Mackin related to some elements of their relocation expenses identified in the “Perquisites and Other Personal Benefits” column. Tax gross-ups for Mr. Butel are related to his expatriate assignment in Japan.

(3)	This amount reflects the contribution by Medtronic to match named executive officer contributions to the Medtronic 401(k) supplemental executive retirement plan. Medtronic matches employee contributions of up to 6% of eligible compensation. The plan makes a minimum contribution of $.50 and a maximum of $1.50, with any contribution over the minimum determined based on diluted earnings per share performance target levels. The fiscal year 2010 match of $.94 was based on achievement of an adjusted diluted earnings per share of $3.13. Amounts in this column for Mr. Mackin also reflect contributions made to his Personal Investment Account under the Medtronic, Inc. Savings and Investment Plan which provides him with a benefit equal to 5% of eligible pay up to the IRS limit of $245,000 for the Plan year ended April 30, 2010. For additional information, see the Pension Benefits table on page 55.

(4)	Of the $1,212,930 (excluding tax gross-ups) related to Mr. Butel’s expatriate assignment in Japan, $576,276 was in the form of foreign-income tax payments, $298,452 was in the form of a host housing allowance, $143,142 was in the form of a transportation allowance and $115,288 was in the form of a cost of living differential. Additional categories of expatriation expense are payments for home leave, family allowance, financial planning, and miscellaneous assignment-related expenses. Medtronic pays Mr. Butel portions of his compensation in Japanese Yen, which is converted based on published market exchange rates as determined on a quarterly basis.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes all plan-based award grants to each of the named executive officers during fiscal year 2010. Threshold amounts assume attainment of plan performance thresholds. You should refer to the Compensation Discussion and Analysis sections entitled “Annual Performance-Based Incentives” on page 33 and “Long-Term Compensation” beginning on page 35 to understand how plan-based awards are determined. A narrative description of the material factors necessary to understand the information in the table is provided below.

		Estimated Future Payouts
		Under Non-Equity
	Award	Incentive Plan Awards
Name	Type	Threshold	Target	Maximum

William A. Hawkins	MIP	$782,705	$1,565,410	$3,522,173
	LTPP	285,000	2,850,000	5,130,000
Gary L. Ellis	MIP	241,680	483,360	1,087,560
	LTPP	55,000	550,000	990,000
Christopher J. O’Connell	MIP	169,646	339,292	763,407
	LTPP	20,000	200,000	360,000
Jean-Luc Butel	MIP	182,792	365,584	822,564
	LTPP	30,000	300,000	540,000
James P. Mackin	MIP	177,224	354,448	797,508
	LTPP	30,000	300,000	540,000

				Estimated	All Other
				Future	Option	Exercise
				Payouts	Awards:	or Base	Grant Date
				Under Equity	Number of	Price of	Fair Value
				Incentive Plan	Securities	Option	of Stock
	Award	Grant	Approve	Awards	Underlying	Awards	and Option
Name	Type	Date	Date	Target (# of Shares)	Options (#)	($/Sh)	Awards

William A. Hawkins	OPT	08/03/2009	06/18/2009		306,237	$35.92	$2,711,024
	PBRSU	08/03/2009	06/18/2009	79,343		—	2,850,001
Gary L. Ellis	OPT	08/03/2009	06/18/2009		50,112	35.92	443,627
	PBRSU	08/03/2009	06/18/2009	13,920		—	500,006
Christopher J. O’Connell	OPT	08/03/2009	06/18/2009		33,408	35.92	295,751
	PBRSU	08/03/2009	06/18/2009	6,960		—	250,003
	OPT	11/02/2009	08/26/2009		27,686	36.12	234,340
	RSU	11/02/2009	08/26/2009	6,922		—	250,023
Jean-Luc Butel	OPT	08/03/2009	06/18/2009		30,624	35.92	271,105
	PBRSU	08/03/2009	06/18/2009	8,352		—	300,004
James P. Mackin	OPT	08/03/2009	06/18/2009		33,408	35.92	295,751
	PBRSU	08/03/2009	06/18/2009	8,352		—	300,004
	OPT	11/02/2009	08/27/2009		27,686	36.12	234,340
	RSU	11/02/2009	08/27/2009	6,922		—	250,023

MIP =	Annual performance-based plan award granted under the Medtronic, Inc. Executive Incentive Plan

LTPP =	Long-term performance plan award granted under Medtronic, Inc. 2008 Stock Award and Incentive Plan

OPT =	Nonqualified stock options granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan

PBRSU =	Performance-based restricted stock units granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan

RSU =	Restricted stock units granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan

Estimated Future Payouts Under Non-Equity Incentive Plan Awards.  Amounts in these columns represent future cash payments under the 2010-2012 LTPP and cash payments made in the first quarter of fiscal year 2011 under the annual performance-based plan for fiscal year 2010 at threshold, target and maximum performance. The LTPP provides for annual grants that are earned over a three-year period. Upon meeting a minimum performance threshold, awards under the LTPP can range from 10% to 180% of the original grant based on Company performance relative to the following metrics: three-year cumulative diluted earnings per share, three-year average annual revenue growth and three-year average return on invested capital. Similarly, the MIP provides for annual grants based upon meeting a minimum performance threshold. Assuming the minimum plan performance threshold is met, awards under the MIP can range from 50% to 225% of the original determination based on Company performance relative to diluted earnings per share, annual revenue growth and a cash flow measure as described on page 33 of this proxy statement in fiscal year 2010. The maximum dollar value that may be paid to any participant in qualified performance-based awards denominated in cash in any fiscal year is $10 million.

Estimated Future Payouts Under Equity Incentive Plan Awards.  Amounts in this column represent grants of performance-based restricted stock units and grants of time-based restricted stock units. Performance-based restricted stock unit grants vest 100% on the third anniversary of the date of grant assuming that Medtronic achieves the minimum three-year cumulative diluted earnings per share threshold. Time-based restricted stock units vest 100% on the fourth anniversary of the date of grant.

All Other Option Awards/Exercise or Base Price of Option Awards.  The exercise or base price of all option awards is the closing market price of Medtronic common stock on the date of grant. Option awards vest 25% on each anniversary of the date of grant over a four year period.

Grant Date Fair Value of Stock and Option Awards.  This column represents the grant date fair value of each equity award granted in fiscal year 2010 computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. For a discussion of the assumptions used in calculating the amount recognized for stock options granted on August 3, 2009 and November 2, 2009, see page  46 of this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The table below reflects all outstanding equity awards made to each of the named executive officers that were outstanding at the end of fiscal year 2010. The market or payout value of unearned shares, units or other rights that have not vested equals $43.69, which was the closing price of Medtronic’s common stock on the New York Stock Exchange on April 30, 2010, and for performance-based restricted stock and for Performance Share Plan awards presumes that the target performance goals are met.

	Option Awards					Stock Awards
									Equity Incentive
		Number of							Plan Awards:
		Securities							Unearned Shares,
		Underlying					Shares or Units of		Units or Other
		Unexercised					Stock That Have		Rights That Have
		Options (#)					Not Vested		Not Vested
				Option						Market
				Exercise	Option			Market		or Payout
	Option	Exer-	Unexer-	Price	Expiration	Grant	Number	Value	Number	Value
Name	Grant Date	cisable	cisable	($)	Date	Date	(#)(1)	($)	(#)(1)	($)

William A. Hawkins	01/07/2002	82,305	0	48.60	01/07/2012	10/29/2007			52,335	2,826,516
	01/07/2002	36,214	0	48.60	01/07/2012	10/27/2008			81,285	3,551,342
	10/24/2002	49,031	0	44.87	10/24/2012	08/03/2009			80,556	3,519,492
	10/23/2003	65,204	0	46.01	10/23/2013
	10/21/2004	100,000	0	50.00	10/21/2014
	04/29/2005	7,591	0	52.70	04/29/2015
	04/29/2005	5,462	0	52.70	04/29/2015
	10/19/2005	75,785	0	56.74	10/19/2015
	10/30/2006	50,821	16,941	48.70	10/30/2016
	10/29/2007	94,201	94,202	47.77	10/29/2017
	10/27/2008	75,883	227,650	36.24	10/27/2018
	08/03/2009	0	306,237	35.92	08/03/2019
Gary L. Ellis	10/26/2000	17,434	0	51.63	10/26/2010	07/31/2006	20,980	916,616
	04/27/2001	15,579	0	44.25	04/27/2011	10/29/2007			11,514	503,047
	10/25/2001	32,184	0	43.50	10/25/2011	07/28/2008			29,476	1,287,806
	04/26/2002	5,257	0	43.81	04/26/2012	10/27/2008			15,687	685,365
	10/24/2002	33,430	0	44.87	10/24/2012	08/03/2009			14,133	617,471
	04/25/2003	7,189	0	48.08	04/25/2013
	10/23/2003	32,602	0	46.01	10/23/2013
	04/30/2004	4,246	0	50.46	04/30/2014
	10/21/2004	30,000	0	50.00	10/21/2014
	10/19/2005	37,011	0	56.74	10/19/2015
	10/30/2006	30,801	10,267	48.70	10/30/2016
	10/29/2007	20,934	20,934	47.77	10/29/2017
	10/27/2008	13,797	41,391	36.24	10/27/2018
	08/03/2009	0	50,112	35.92	08/03/2019
Christopher J. O’Connell	10/26/2000	13,560	0	51.63	10/26/2010	08/24/2006	10,823	472,857
	12/31/2000	1,027	0	60.38	12/31/2010	10/29/2007			4,187	182,930
	04/27/2001	2,260	0	44.25	04/27/2011	07/28/2008			39,301	1,717,061
	10/25/2001	19,541	0	43.50	10/25/2011	10/27/2008			5,704	249,208
	04/26/2002	1,827	0	43.81	04/26/2012	08/03/2009			7,066	308,714
	10/24/2002	26,744	0	44.87	10/24/2012	11/02/2009	6,988	305,306
	04/25/2003	4,160	0	48.08	04/25/2013
	10/23/2003	30,429	0	46.01	10/23/2013
	04/30/2004	1,982	0	50.46	04/30/2014
	10/21/2004	28,000	0	50.00	10/21/2014
	04/29/2005	11,423	0	52.70	04/29/2015
	10/19/2005	17,625	0	56.74	10/19/2015
	10/30/2006	11,550	3,851	48.70	10/30/2016
	10/29/2007	8,897	8,897	47.77	10/29/2017
	10/27/2008	8,278	24,835	36.24	10/27/2018
	08/03/2009	0	33,408	35.92	08/03/2019
	11/02/2009	0	27,686	36.12	11/02/2019

	Option Awards					Stock Awards
									Equity Incentive
		Number of							Plan Awards:
		Securities							Unearned Shares,
		Underlying					Shares or Units of		Units or Other
		Unexercised					Stock That Have		Rights That Have
		Options (#)					Not Vested		Not Vested
				Option						Market
				Exercise	Option			Market		or Payout
	Option	Exer-	Unexer-	Price	Expiration	Grant	Number	Value	Number	Value
Name	Grant Date	cisable	cisable	($)	Date	Date	(#)(1)	($)	(#)(1)	($)

Jean-Luc Butel	08/28/2003	40,445	0	49.45	08/28/2013	04/30/2007	19,898	869,344
	10/23/2003	26,082	0	46.01	10/23/2013	10/29/2007			6,281	274,417
	04/30/2004	3,964	0	50.46	04/30/2014	07/28/2008			19,651	858,552
	10/21/2004	26,000	0	50.00	10/21/2014	10/27/2008			8,557	373,855
	04/29/2005	4,555	0	52.70	04/29/2015	08/03/2009			8,480	370,491
	10/19/2005	33,487	0	56.74	10/19/2015
	10/30/2006	16,941	5,647	48.70	10/30/2016
	10/29/2007	11,514	11,514	47.77	10/29/2017
	10/27/2008	8,968	26,904	36.24	10/27/2018
	08/03/2009	0	30,624	35.92	08/03/2019
James P. Mackin	10/25/2002	22,003	0	45.45	10/25/2012	08/24/2006	11,471	501,168
	10/23/2003	21,735	0	46.01	10/23/2013	10/29/2007			6,281	274,417
	10/21/2004	18,000	0	50.00	10/21/2014	04/28/2008	20,707	904,689
	10/19/2005	17,625	0	56.74	10/19/2015	07/28/2008			29,476	1,287,806
	10/30/2006	9,240	3,081	48.70	10/30/2016	10/27/2008			8,557	373,855
	10/29/2007	11,514	11,514	47.77	10/29/2017	08/03/2009			8,480	370,491
	10/27/2008	8,968	26,904	36.24	10/27/2018	11/02/2009	6,988	305,306
	08/03/2009	0	33,408	35.92	08/03/2019
	11/02/2009	0	27,686	36.12	11/02/2019

(1)	Amounts in these columns may include dividend equivalents that will be distributed upon distribution of the underlying awards.

The amounts shown in the column entitled “Shares or Units of Stock That Have Not Vested” of the Outstanding Equity Awards at Fiscal Year End table that correspond to a July 31, 2006, August 24, 2006, April 28, 2008 and November 2, 2009 grant date reflect time-based restricted stock unit awards that vest 100% on the fourth anniversary of the date of grant. The amount that corresponds to an April 30, 2007 grant date reflects a time-based restricted stock unit award that vests 50% on the third anniversary and 50% on the fifth anniversary of the grant date. The amounts shown in the column entitled “Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested” of the Outstanding Equity Awards at Fiscal Year End table that correspond to an October 29, 2007, July 28, 2008, October 27, 2008, August 3, 2009 and November 2, 2009 grant date reflect performance-based restricted stock or restricted stock unit awards that vest on the third anniversary of the date of grant provided that the established performance threshold for each award is achieved.

The table below shows the vesting schedule for all unexercisable options. All options vest on the anniversary of the grant date in the year indicated.

		Vesting Schedule for Unexercisable Options
Name	Grant Date	2010	2011	2012	2013

William A. Hawkins	10/30/2006	16,941
	10/29/2007	47,101	47,101
	10/27/2008	75,883	75,883	75,884
	08/03/2009	76,559	76,559	76,559	76,560
Gary L. Ellis	10/30/2006	10,267
	10/29/2007	10,467	10,467
	10/27/2008	13,797	13,797	13,797
	08/03/2009	12,528	12,528	12,528	12,528
Christopher J. O’Connell	10/30/2006	3,851
	10/29/2007	4,448	4,449
	10/27/2008	8,278	8,278	8,279
	08/03/2009	8,352	8,352	8,352	8,352
	11/02/2009	6,921	6,922	6,921	6,922
Jean-Luc Butel	10/30/2006	5,647
	10/29/2007	5,757	5,757
	10/27/2008	8,968	8,968	8,968
	08/03/2009	7,656	7,656	7,656	7,656
James P. Mackin	10/30/2006	3,081
	10/29/2007	5,757	5,757
	10/27/2008	8,968	8,968	8,968
	08/03/2009	8,352	8,352	8,352	8,352
	11/02/2009	6,921	6,922	6,921	6,922

		Vesting Schedule for Unvested
		Restricted Stock and RSUs
Name	Grant Date	2010	2011	2012	2013

William A. Hawkins	10/29/2007	52,335
	10/27/2008		78,643
	08/03/2009			79,343
Gary L. Ellis	07/31/2006	19,795
	10/29/2007	11,514
	07/28/2008		28,377
	10/27/2008		15,177
	08/03/2009			13,920
Christopher J. O’Connell	08/24/2006	10,823
	10/29/2007	4,187
	07/28/2008		37,836
	10/27/2008		5,519
	08/03/2009			6,960
	11/02/2009				6,922
Jean-Luc Butel	04/30/2007			18,893
	10/29/2007	6,281
	07/28/2008		18,918
	10/27/2008		8,279
	08/03/2009			8,352
James P. Mackin	08/24/2006	10,823
	10/29/2007	6,281
	04/28/2008			19,865
	07/28/2008		28,377
	10/27/2008		8,279
	08/03/2009			8,352
	11/02/2009				6,922

Messrs. Hawkins, Ellis and Butel also own 128,980, 9,933 and 19,453 restricted/deferred stock units, including associated dividend equivalent units, respectively, that are fully vested and will be distributed following their retirement.

OPTION EXERCISES AND STOCK VESTED

The table below includes information related to options exercised by each of the named executive officers and restricted stock awards that have vested during fiscal year 2010. The table also includes the value realized for such options and restricted stock awards. For options, the value realized on exercise is equal to the difference between the market price of the underlying shares at exercise and the exercise price of the options. For stock awards, the value realized on vesting is equal to the market price of the underlying shares at vesting.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting(1)	on Vesting(1)
Name	(#)	($)	(#)	($)

William A. Hawkins	—	—	60,894	$2,076,364
Gary L. Ellis	19,623	$76,153	21,231	737,177
Christopher J. O’Connell	13,819	33,524	7,828	274,436
Jean-Luc Butel	—	—	26,058	1,089,247
James P. Mackin	—	—	4,280	169,043

(1)	Included in the Number of Shares Acquired on Vesting column and the Value Realized on Vesting column are the following awards and dividend equivalent units which have been deferred until after separation from service: 41,518 shares by Mr. Hawkins (current deferred value of $1,386,699), 9,727 shares by Mr. Ellis ($326,924) and 19,453 shares by Mr. Butel ($849,902). These awards continue to be credited with dividend equivalent units when dividends are issued by the Company.

PENSION BENEFITS

The table below includes information with respect to Medtronic’s pension plan for each of the named executive officers as of April 30, 2010, which is the measurement date used for financial statement reporting purposes. A narrative description of the material factors necessary to understand the information in the table is provided below.

				Payments
			Present Value of	During
		Number of Years	Accumulated	Last Fiscal
Name	Plan Name	Credited Service	Benefit ($)	Year ($)

William A. Hawkins	Medtronic, Inc. Retirement Plan	8.25	$131,322	$—
	Medtronic, Inc. SERP	8.25	1,007,240	—
Gary L. Ellis	Medtronic, Inc. Retirement Plan	20.42	303,711	—
	Medtronic, Inc. SERP	20.42	946,879	—
Christopher J. O’Connell	Medtronic, Inc. Retirement Plan	15.75	118,551	—
	Medtronic, Inc. SERP	15.75	229,334	—
Jean-Luc Butel	Medtronic, Inc. Retirement Plan	6.67	90,281	—
	Medtronic, Inc. SERP	6.67	260,716	—
James P. Mackin(1)	Medtronic, Inc. Retirement Plan	2.50	18,345	—
	Medtronic, Inc. SERP	2.50	12,510	—

(1)	The amount listed under the Medtronic, Inc. Retirement Plan (the “Retirement Plan”) for Mr. Mackin, represents his frozen benefit under the Retirement Plan. Effective May 1, 2005, the Company froze the Retirement Plan to new entrants and provided all eligible employees the option of continuing to accrue retirement benefits under the Retirement Plan or participate in one of two new options being offered. Existing benefits under the Retirement Plan were frozen for those employees who elected to participate in an alternate plan. Mr. Mackin elected to change his retirement plan election from the Retirement Plan, to the Personal Investment Account option under the Medtronic, Inc. Savings and Investment Plan. The Personal Investment Account is a defined contribution plan that provides him with a benefit equal to 5% of eligible pay up to the IRS limit of $245,000 for the most recent plan year. Eligible pay generally includes base salary, overtime pay, formula bonus and incentive plan payments, sales commissions, shift differential, any salary reduction contributions made to other plans (i.e., cafeteria plan, medical plan), sick pay and salary continuation payments for short-term disability.

The Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers all eligible employees employed with the Company prior to April 30, 2005 who elected to remain in the Retirement Plan, including the named executive officers. Effective May 1, 2005, the Company froze the Retirement Plan to new entrants and provided all eligible employees the option of continuing to accrue retirement benefits under the Retirement Plan or participate in one of two new options being offered. All eligible named executive officers hired prior to May 1, 2005, with the exception of Mr. Mackin, elected to continue participation in the Retirement Plan. Benefits under the Retirement Plan are based upon the employee’s years of credited service and the average of the employee’s highest five consecutive years of covered compensation during the employee’s career while covered under the Retirement Plan. Employees have the option of providing for a survivorship benefit upon the employee’s death by making the appropriate election at the time of retirement. Covered compensation includes base salary, formula bonus and incentive plan payments, sales commissions, salary reduction contributions (such as to a cafeteria plan or medical plan) or salary continuation payments for short-term disability, but excludes compensation paid under the LTPP or the performance share plan (the predecessor to the LTPP). In addition, the IRS limits the amount of covered compensation that can be used in the benefit calculation. For the most recent plan year, that limit is $245,000. Normal retirement age under the plan is age 65. Eligible employees may retire upon reaching age 55 with at least ten years of service or upon reaching age 62 without regard to years of service. Any retirement prior to normal retirement age is considered “early retirement” and the benefit includes a reduction for early commencement of benefits.

Benefits under the Retirement Plan are calculated as a monthly annuity by taking 40% of the final average covered compensation less a social security allowance (which varies by individual based upon year of birth) and multiplying this result by years of credited service under the Retirement Plan. That result is then divided by 30 to yield the benefit at normal retirement age, with an early retirement factor applied to calculate the early retirement benefit. Employees with over 30 years of service receive 0.5% for every year of credited service in excess of 30 years.

The Retirement Plan currently limits pensions paid under the Retirement Plan to an annual maximum of $195,000, payable at age 65 in accordance with IRS requirements. The Company also has an unfunded Supplemental Executive Retirement Plan (the “SERP”) that provides an amount substantially equal to the difference between the amount that would have been payable to the executive under the Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Plan. This is available to all participating employees whose income or benefits exceed the IRS maximum, not just the executive officers. Compensation used in the calculation of the SERP benefit includes eligible compensation in excess of the IRS limitation and amounts deferred (excluding amounts paid and deferred under the LTPP or the performance share plan) pursuant to the Capital Accumulation Plan. SERP benefits are determined based on the qualified plan formula that the executive elected to participate in. The SERP benefit calculated based on the Retirement Plan formula is reduced based on the participant’s age at the end of the month following retirement or termination. The SERP benefit calculated based on the Personal Investment Account formula is equal to 5% of the eligible compensation in excess of the IRS limitation and amounts deferred. Upon retirement or termination of employment the amount of retirement benefits earned under the SERP are calculated. If the lump sum value is less than $100,000, it is paid out as a lump sum six months after retirement or termination. If the lump sum value exceeds $100,000, the value is paid out over a 15 year period in the form of a monthly annuity commencing six months after retirement or termination. In the event of the employee’s death prior to the completion of the 15 year payment cycle, any remaining benefits from the SERP are payable per the beneficiary designation on record. If a beneficiary is not named the benefit is payable to the employee’s surviving spouse, if there is no surviving spouse, to the children or if no survivors, the estate.

NONQUALIFIED DEFERRED COMPENSATION

	Executive	Aggregate	Aggregate	Aggregate
	Contributions	Earnings	Withdrawals/	Balance
Name	in Last FY(3)	in Last FY(4)	Distributions	at Last FYE(5)

William A. Hawkins
CAP	$740,967	$232,272	$—	$1,467,680
RSUs	1,386,699	1,734,624	—	5,635,139
ESOP	—	12,484	—	36,592
Gary L. Ellis
CAP	202,639	—	—	202,639
RSUs	326,924	107,043	—	433,967
ESOP	—	17,877	—	53,338
Christopher J. O’Connell
CAP	329,832	153,576	—	1,352,525
RSUs(2)	—	—	—	—
ESOP	—	5,407	—	15,849
Jean-Luc Butel
CAP(1)	—	—	—	—
RSUs	849,902	—	—	849,902
ESOP	—	1,578	—	4,624
James P. Mackin
CAP(1)	—	—	—	—
RSUs(2)	—	—	—	—
ESOP	—	2,359	—	6,914

(1)	Messrs. Butel and Mackin have not participated in the Capital Accumulation Plan (CAP).

(2)	Messrs. O’Connell and Mackin do not have deferred restricted stock units (RSUs).

(3)	The following amounts of Executive Contributions from the table above have been reported in the current year’s Summary Compensation Table:

Name	Contributions

Mr. Hawkins	$740,697
Mr. Ellis	202,639
Mr. O’Connell	329,833
Mr. Butel	0
Mr. Mackin	0

(4)	No amounts of Aggregate Earnings from the table above have been reported in the current year’s Summary Compensation Table for any of our named executive officers.

(5)	The following amounts of Aggregate Balance from the table above have been reported in the Summary Compensation Table from prior fiscal years:

Name	Contributions

Mr. Hawkins	$3,527,016
Mr. Ellis	374,608
Mr. O’Connell	0
Mr. Butel	665,429
Mr. Mackin	0

Capital Accumulation Plan

The Capital Accumulation Plan allows U.S. executives of Medtronic to defer:

•	Up to 50% of their base salary;

•	Up to 100% of their annual incentive plan payments; and

•	Up to 100% of their cash long-term incentive plan payments.

The minimum amount of each reward element that may be deferred is 10%. Medtronic does not make any contributions to the Capital Accumulation Plan — the aggregate balances shown above represent amounts that the named executive officers earned but elected to defer, plus gains (or losses).

Participants receive credits of gains or losses daily based on funds that are indexed to 22 investment alternatives, which are all also available under the 401(k) Plan. Investment returns for these investment alternatives are shown below:

Return on Funds
April 24,
2009 to April 30,
2010

Medtronic Stock	48.48%
Medtronic Interest Income	3.10
Wellington Fund Inv	31.41
Explorer Fund Investor	51.43
Morgan Growth	42.53
500 Index Fund Inv	41.32
PRIMECAP Fund Investor	38.39
Windsor II Fund Inv	44.08
International Growth Inv	45.69
Total Bond Mkt Index Inv	7.82
Extended Mkt Index Inv	56.84
Target Retirement Income	17.84
Target Retirement 2005	20.80
Target Retirement 2010	25.95
Target Retirement 2015	29.28
Target Retirement 2020	32.07
Target Retirement 2025	34.78
Target Retirement 2030	37.73
Target Retirement 2035	40.16
Target Retirement 2040	40.07
Target Retirement 2045	40.10
Target Retirement 2050	40.02

When participants elect to defer amounts, they also select when the amounts will ultimately be distributed. Distributions may be made on a certain future date (as long as that date is at least five years beyond the period of deferral) or at retirement, or, for specified employees under Section 409A of the Internal Revenue Code, six months after the date of retirement (in the form of a lump sum distribution or installments over five, 10 or 15 years). All distributions are made in cash, and there are limited opportunities to change the distribution elections. These include a hardship withdrawal and a “redeferral” election that must be made at least 12 months prior to a scheduled payment (and only if the redeferral is for at least an additional five years).

RSUs

The Medtronic, Inc 2003 Long-Term Incentive Plan permitted a participant to defer the issuance of shares or cash deliverable upon the exercise of an option or stock appreciation right, vesting of restricted stock, or satisfaction of other stock-based awards or other cash-based awards, for a specified period or until a specified date.

Participants are entitled to receive dividend equivalents on the RSUs generally in the same manner and at the same time as if each RSU were a share. These dividend equivalents are credited in the form of additional RSUs.

The deferred RSUs are payable on the date six months or one year following a separation from service, pursuant to individual award agreements. The Company may require participants to return or forfeit the shares received or receivable in the event the participant is involved in performing services for or on behalf of a competitor, a violation of applicable business ethics policies or any other occurrence determined by the Compensation Committee of the Board of Directors.

ESOP

Medtronic previously sponsored a non-qualified employee stock ownership plan (“ESOP”) to restore certain qualified employee benefits that could not be allocated due to IRS limitations. The qualified ESOP expired in May 2005, and accordingly no additional contributions were made by Medtronic into the non-qualified ESOP.

The ESOP vests 20% per year of service, and 100% upon reaching age 62 or when an employee retired under Medtronic’s retirement eligibility rules. Dividends are credited to the ESOP account each year and the account balance is distributed in a lump sum of shares of Medtronic stock in the fiscal year following termination or retirement. Active employees cannot take distributions from the account.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Named executive officers are not entitled to any benefits upon death, disability, early retirement, normal retirement or termination for cause other than those benefits that are offered to all employees. Named executive officers are not entitled to any additional benefits upon termination not for cause except under circumstances of a change of control as described below. No benefits are payable to an executive officer unless both a change of control and a termination of the executive for other than cause or for “good reason” as defined by the agreement occurs. This is known as a double trigger. Absent a “change of control,” the agreements do not require Medtronic to retain the executives or to pay them any specified level of compensation or benefits.

Each agreement provides that for three years after a “change of control” — the first trigger — there will be no adverse change in the executive’s salary, bonus, opportunity, benefits or location of employment. If during this three-year period the executive’s employment is terminated by Medtronic other than for cause, or if the executive terminates his employment for good reason (as defined in the agreements, and including compensation reductions, demotions, relocation and excess travel) — the second trigger  — the executive is entitled to receive payment of accrued salary and annual and long-term incentives through the date of termination as well as accrued vacation pay, accrued pension benefits and any outstanding deferred compensation, and, except in the event of death or disability, a lump sum severance payment equal to three times the sum of his or her base salary and annual bonus. The executive is also entitled to the continuation of certain insurance and other welfare and retirement plan benefits for a period of time not exceeding three years. Further, if the executive is required to pay any federal excise tax on the payments associated with the change of control, an additional “gross-up” payment is required such that after the payment of all income and excise taxes, the executive will be in the same after-tax position as if no such excise tax had been imposed. However, payments will be reduced (and no gross-up will be necessary) to the extent that the total value of payments and benefits to which the executive is entitled is equal to or less than 110% of the “safe harbor” amount under the excise tax rules. To the extent payments exceed 110% of the safe harbor, the gross-up will be paid. During fiscal year 2010, the Compensation Committee provided notice to our named executive officers that, upon expiration of their agreement’s three-year term, the current form of the agreement would not be extended and a new agreement without any excise tax gross-up would be offered.

Generally, and subject to certain exceptions, a “change of control” is deemed to have occurred if:

•	a majority of Medtronic’s Board of Directors becomes comprised of persons other than persons for whose election proxies have been solicited by the Board, or who are then serving as directors appointed by the Board to fill vacancies caused by death or resignation (but not removal) of a director or to fill newly created directorships;

•	another party becomes the beneficial owner of at least 30% of Medtronic’s outstanding voting stock; or

•	Medtronic merges or consolidates with another party (other than certain limited types of mergers), or exchanges shares of voting stock of Medtronic for shares of another corporation pursuant to a statutory exchange, sells or otherwise disposes of all or substantially all of Medtronic’s assets, or is liquidated or dissolved.

In addition, similar events also constitute a “change of control” under certain of Medtronic’s compensation plans. If a “change of control” of Medtronic occurs, awards under Medtronic’s annual incentive plans will accelerate and, subject to certain limitations set forth in the plan, each participant will be entitled to a final award based on certain assumptions as to target performance and salary. On August 27, 2008, shareholders approved the Medtronic, Inc. 2008 Stock Award and Incentive Plan, which is the only plan under which equity compensation awards may be granted. Generally, Medtronic’s long-term incentive plans and related agreements provide that in the event of a “change of control” of Medtronic, all stock options will become immediately exercisable in full, all restrictions under outstanding restricted stock or units will immediately lapse, and performance cash awards will immediately vest and pay out in full based on certain assumptions as to the anticipated performance which would have been achieved during the remainder of the performance period. However, for awards granted under the Medtronic, Inc. 2008 Stock Award and Incentive Plan and related agreements, stock options will only become exercisable in full and all restrictions under such outstanding restricted stock or units will only lapse, if the award is not replaced by a qualifying replacement award that satisfies certain conditions set forth in the plan or, if a replacement award is granted, upon termination of a participant’s employment by the company without cause or by the participant for good reason during the two years following the date of the change of control.

If a “change of control” occurs during a plan year, subject to certain limitations, Medtronic’s matching contribution to the 401(k) Plan shall equal the greater of Medtronic’s target percentage matching contribution, or if the “change of control” occurs after the first quarter of a plan year, the percentage contribution Medtronic would have made upon completion of the plan year based on performance as most recently projected by Medtronic prior to the “change of control” and disregarding the effects of the “change of control.”

The table below reflects additional estimated payments for our named executive officers as a result of the change of control agreements, and assuming (1) the change of control occurred and (2) the Company terminates employment other than for cause or disability or the executive terminates employment for good reason, on April 30, 2010.

			Performance
			Shares/			Present
		Excess	Long-Term	Accelerated		Value of
		Annual	Performance	Vesting	Restricted	Increased		Estimated
	Severance	Incentive	Plan	of Stock	Stock Unit	Pension		Tax
Name	Amount(1)	Award(2)	Payouts(3)	Options(4)	Vesting(5)	Benefits(6)	Other(7)	Gross-Up(8)	Total

William A. Hawkins	$8,979,594	$—	$5,381,925	$4,075,454	$9,188,924	$754,292	$115,307	$11,240,400	$39,735,897
Gary L. Ellis	3,549,506	—	1,098,130	697,733	3,878,929	484,414	83,852	3,478,219	13,270,784
Christopher J. O’Connell	2,794,228	—	399,320	654,184	3,156,471	161,600	96,496	2,664,806	9,927,106
Jean-Luc Butel	2,809,939	—	598,980	438,383	2,652,988	274,925	83,770	2,132,515	8,991,500
James P. Mackin	2,792,735	—	598,980	669,598	3,883,997	6,352	132,565	2,777,281	10,861,508

(1)	This amount is three times the sum of (a) the executive’s base salary at the time of termination and (b) the greater of fiscal year 2010’s annual bonus or the average of the annual bonuses for the three most recently completed fiscal years.

(2)	This amount represents the difference between the three-year average bonus and the fiscal year 2010 annual bonus in circumstances in which the three-year average bonus is greater than the fiscal year 2010 annual bonus.

(3)	This amount represents the unvested projected payments of the 2009-2011 LTPP and the unvested projected payments of the 2010-2012 LTPP.

(4)	This amount represents the market gain (or intrinsic value) of unvested options as of April 30, 2010 at the closing price on that date of $43.69.

(5)	This amount represents the value of unvested restricted stock as of April 30, 2010 at the closing price on that date of $43.69.

(6)	This amount reflects the estimated present value of additional pension benefits due to the named executive officer upon a change of control assuming an additional three-years of age and service.

(7)	This amount represents the estimated value of the continuation of Company contributions to the 401(k) Plan, health and miscellaneous welfare benefits.

(8)	This amount represents the estimated 280(g) tax gross-up payment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Medtronic’s common stock issuable upon the exercise of options, warrants and rights under all existing equity compensation plans in effect as of April 30, 2010, including the Medtronic, Inc. 2008 Stock Award and Incentive Plan, the Medtronic, Inc. 2003 Long-Term Incentive Plan, the Medtronic, Inc. 2005 Employees Stock Purchase Plan, the Medtronic, Inc. — Kyphon Inc. 2002 Stock Plan and the 1998 Outside Director Stock Compensation Plan.

	(a)(3)	(b)	(c)(4)
	Number of securities		Number of securities remaining
	to be issued	Weighted average	available for future issuance
	upon exercise	exercise price	under equity compensation
	of outstanding options,	of outstanding options,	plans (excluding securities
Plan Category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	95,698,544	$42.91	80,751,693
Equity compensation plans not approved by security holders(2)	981,921	$27.57	0

(1)	Awards under the Medtronic, Inc. 2008 Stock Award and Incentive Plan may consist of stock options, stock appreciation rights, restricted stock, performance-based restricted stock, restricted stock units, other stock-based awards and performance cash awards. No more than 5% of the shares shall be granted pursuant to restricted stock awards if such award shall vest in full prior to three years from the award date or if a condition to such vesting is based, in whole or in part, upon performance of the shares or any aspect of Medtronic’s operations and such vesting could occur over a period of less than one year from the award date.

(2)	The table includes information regarding options, warrants or rights assumed in connection with acquisitions completed prior to April 30, 2010. In connection with such acquisitions, Medtronic has assumed options, warrants and rights to purchase securities of the acquired company that were outstanding at the time of the acquisition, and has treated these as options, warrants and rights to acquire Medtronic common stock based upon conversion ratios negotiated in each acquisition. As of April 30, 2010, 947,345 shares of Medtronic common stock were issuable upon the exercise of options, warrants and rights assumed in connection with acquisitions and the weighted average exercise price of such options, warrants and rights was $27.86 per share. No additional options, warrants or rights may be granted under the plans that govern options, warrants or rights assumed in connection with acquisitions.

(3)	Column (a) includes 89,613,114 shares issuable upon exercise of outstanding options, with a weighted average exercise price of $46.13 and the following equity awards which increase the number of shares in column (a) and decrease the number of shares in column (c): 192,140 shares issuable pursuant to a non-qualified employee stock ownership plan in approved plans, 402,994 vested units or exercised shares deferred and not yet issued in approved plans, 184,888 dividend equivalent units in approved plans, 2,636 dividend equivalent units in unapproved plans, 6,226,290 restricted stock units in approved plans and 58,403 restricted stock units in unapproved plans. Column (a) excludes 2,614,274 unvested restricted stock awards as they are already issued and included in outstanding shares

(4)	Column (c) includes 14,980,478 shares available for issuance as of April 30, 2010 under the Medtronic, Inc. 2005 Employees Stock Purchase Plan and 65,771,215 shares available for issuance as of April 30, 2010 under the Medtronic, Inc. 2008 Stock Award and Incentive Plan.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the Board of Directors in its oversight of the integrity of Medtronic’s financial reporting. In particular, the Audit Committee reviews the independence, qualifications and performance of Medtronic’s independent registered public accounting firm and the performance of its internal auditors. The Audit Committee also has responsibility for Medtronic’s compliance with legal and regulatory requirements. As of the date of this report, the Audit Committee consisted of the five members listed below, each of whom is an independent director in accordance with SEC and New York Stock Exchange requirements and meets additional independence standards applicable to audit committee members. Denise M. O’Leary, David L. Calhoun, Shirley Ann Jackson, Ph.D., James T. Lenehan and Robert C. Pozen each qualifies as an “audit committee financial expert” within the meaning of that term as defined by the SEC pursuant to Section 407 of the Sarbanes-Oxley Act of 2002.

Medtronic’s management is responsible for preparing Medtronic’s financial statements and the overall reporting process, including Medtronic’s system of internal controls. The Audit Committee is directly responsible for the compensation, appointment and oversight of Medtronic’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), that reports directly to the Audit Committee. The independent registered public accounting firm is responsible for auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles in the United States (“U.S. GAAP”) and auditing the Company’s internal control over financial reporting. The Audit Committee also meets privately in separate executive sessions periodically with management, internal audit and representatives from Medtronic’s independent registered public accounting firm.

In this context, the Audit Committee has held discussions with management and PricewaterhouseCoopers. Management represented to the Audit Committee that Medtronic’s consolidated financial statements were prepared in accordance with U.S. GAAP, and the Audit Committee has reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers.

PricewaterhouseCoopers has informed the Audit Committee that, in its opinion, the consolidated balance sheets and the related consolidated statements of earnings, shareholders’ equity and cash flows that accompany Medtronic’s 2010 Annual Report present fairly, in all material respects, the financial position of Medtronic and its subsidiaries at April 30, 2010 and April 24, 2009, and the results of Medtronic’s operations and cash flows for each of the three fiscal years in the period ended April 30, 2010 are in conformity with U.S. GAAP.

The Audit Committee also has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended, and requested any other relevant input from PricewaterhouseCoopers. PricewaterhouseCoopers provided to the Audit Committee the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers’ communications with the audit committee concerning independence, and the Audit Committee discussed with PricewaterhouseCoopers their independence.

Based on the considerations above, the Audit Committee recommended to the Board of Directors, and the Board has approved, the inclusion of the audited financial statements in Medtronic’s Annual Report on Form 10-K for fiscal year 2010 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers as Medtronic’s independent registered public accounting firm for fiscal year 2011. Audit and any permitted non-audit services provided to Medtronic by PricewaterhouseCoopers are pre-approved by the Audit Committee.

AUDIT COMMITTEE:

Denise M. O’Leary, Chair	James T. Lenehan
David L. Calhoun	Robert C. Pozen
Shirley Ann Jackson, Ph.D.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of Medtronic’s annual financial statements for the fiscal years ended April 24, 2009 and April 30, 2010, and fees billed for other services rendered by PricewaterhouseCoopers. One hundred percent (100%) of all audit, audit-related, tax and all other fees were approved by the Audit Committee.

	2009	2010

Audit Fees(1)	$7,350,000	$6,149,000
Audit-Related Fees(2)	53,000	42,000
Tax Fees(3)	424,000	285,000
All Other Fees(4)	175,000	296,000

(1)	Audit services consisted principally of domestic and international audits, statutory audits and assessment of internal control over financial reporting.

(2)	Audit-related services consisted principally of assistance with matters related to corporate development activities and audits of certain international employee benefits plans.

(3)	The fiscal years 2009 and 2010 tax advisory services were provided principally for assistance with transfer pricing and tax compliance.

(4)	Fiscal years 2009 and 2010 also included independent review organization services pertaining to the Kyphon and Spine Corporate Integrity Agreements.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers, an independent registered public accounting firm, as Medtronic’s independent registered public accounting firm for the fiscal year ending April 29, 2011. As required by the Audit Committee Charter, the Board of Directors is submitting the selection of PricewaterhouseCoopers for shareholders’ ratification at the Annual Meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT.

OTHER INFORMATION

Expenses of Solicitation

Medtronic will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of Medtronic, without extra compensation, may solicit proxies personally or by mail, telephone, fax, telex, telegraph or special letter.

We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Shareholder Proposals and Director Nominations

In order for a shareholder proposal to be considered for inclusion in Medtronic’s proxy statement for the 2011 Annual Meeting, the written proposal must be received by the Corporate Secretary at Medtronic’s offices no later than March 18, 2011. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Medtronic’s restated articles of incorporation provide that a shareholder may present a proposal or nominee for director from the floor that is not included in the proxy statement if proper written notice is received by the Corporate Secretary at Medtronic’s offices not less than 50 nor more than 90 days prior to the Annual Meeting date. If less than 60 days notice of the meeting date is given, the submission will be considered timely if it is received by the 10th day after notice of the meeting is given. Any such proposal or nomination must provide the information required by Medtronic’s restated articles of incorporation and comply with any applicable laws and regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, Medtronic may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal or nomination.

All submissions to, or requests from, the Corporate Secretary should be made to Medtronic’s principal offices at 710 Medtronic Parkway, Minneapolis, Minnesota 55432, Attn: Corporate Secretary.

Delivery of Documents to Shareholders Sharing an Address

The SEC has adopted rules regarding delivery of proxy statements and annual reports to shareholders sharing the same address. We may satisfy these delivery rules by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders who are not participating in electronic proxy material delivery. This delivery method, referred to as “householding,” results in significant cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address unless Medtronic has received contrary instructions from one or more of the shareholders. Medtronic will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. If shareholders receive one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. They will be removed from the householding program within 30 days of their response, following which they will receive an individual copy of our proxy materials. If you are the beneficial owner, but not the record holder, of Medtronic common stock and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other

Medtronic’s 2010 Annual Report, including financial statements, is being made available to shareholders of record as of June 28, 2010, together with this proxy statement and accompanying proxy card.

MEDTRONIC WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED APRIL 30, 2010, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: INVESTOR RELATIONS DEPARTMENT, MEDTRONIC, INC., 710 MEDTRONIC PARKWAY, MINNEAPOLIS, MINNESOTA 55432.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

D. Cameron Findlay
Corporate Secretary
MEDTRONIC, INC.

DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

Medtronic offers shareholders the choice to receive future annual reports and proxy materials electronically over the internet instead of receiving paper copies through the mail. This will allow us to conserve natural resources and save Medtronic printing and mailing costs. Whether you hold shares registered directly in your name, through a Medtronic stock plan, or through a broker or bank, you can enroll for future delivery of proxy statements and annual reports by following these easy steps:

•	Go to our website at www.medtronic.com;

•	Under About Medtronic, click on Investors;

•	In the Shareholder Services section, click on Electronic Delivery of Proxy Materials; and

•	Follow the prompts to submit your electronic consent.

Generally, brokers and banks offering this choice require that shareholders vote through the internet in order to enroll. Street name shareholders whose broker or bank is not included in this website are encouraged to contact their broker or bank and ask about the availability of electronic delivery. As with all internet usage, the user must pay all access fees and telephone charges. You may view this year’s proxy materials at www.medtronic.com/annualmeeting

UC201100445 EN

710 MEDTRONIC PARKWAY MS LC310 MINNEAPOLIS, MN 55432-5604	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on August 24, 2010 (or for shares held through the Medtronic, Inc. SIP and the Medtronic Puerto Rico Employees’ SIP, no later than 11:59 P.M., EDT, on August 19, 2010). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on August 24, 2010 (or for shares held through the Medtronic, Inc. SIP and the Medtronic Puerto Rico Employees’ SIP, no later than 11:59 P.M., EDT, on August 19, 2010). Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below
The Board of Directors recommends a vote FOR the following:

	☐	☐	☐
1. Election of Directors Nominees

01	Richard H. Anderson	02	David L. Calhoun	03	Victor J. Dzau, M.D.	04	William A. Hawkins	05	Shirley A. Jackson, PhD
06	James T. Lenehan	07	Denise M. O’Leary	08	Kendall J. Powell	09	Robert C. Pozen	10	Jean-Pierre Rosso
11	Jack W. Schuler

The Board of Directors recommends a vote FOR the following Proposal:		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Medtronic’s independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

Solicited on Behalf of the Board of Directors of
MEDTRONIC, INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
August 25, 2010
The undersigned, revoking all other proxies heretofore given, hereby acknowledges receipt of the proxy statement and hereby appoints William A. Hawkins and D. Cameron Findlay or either of them, as proxies to represent the undersigned, with full power of substitution in each, and hereby authorizes them to vote all shares of common stock of Medtronic, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Medtronic, Inc., to be held on Wednesday, August 25, 2010 at 10:30 a.m. (Central Daylight Time), at the Medtronic World Headquarters at 710 Medtronic Parkway, Minneapolis (Fridley), Minnesota and any adjournments and postponements thereof.
You may vote at the Annual Meeting if you were a shareholder of record at the close of business on June 28, 2010.
THIS BALLOT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” ALL NOMINEES NAMED IN PROPOSAL ONE (ELECTION OF DIRECTORS) AND “FOR” PROPOSAL TWO. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, PROXIES WILL BE VOTED ON SUCH OTHER MATTERS AS THE PROXIES NAMED HEREIN, IN THEIR SOLE DISCRETION, MAY DETERMINE.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
To be Signed on Reverse Side